Exhibit 99.1

CORUS BANKSHARES 2004 ANNUAL REPORT

FINANCIAL HIGHLIGHTS

YEARS ENDED DECEMBER 31	2004	2003	2002
(dollars in thousands, except per share data)

B A L A N C E S H E E T S U M M A R Y
Assets	$5,017,787	$3,643,830	$2,617,050
Deposits	4,100,152	2,846,402	2,059,773
Loans, net	2,760,946	2,397,323	1,705,340
Common shareholders’ equity	599,591	546,180	482,041

I N C O M E S T A T E M E N T S U M M A R Y
Net interest income	$151,464	$123,427	$98,287
Net income	97,939	58,410	49,314
Cash dividends paid to common shareholders	33,140	18,548	8,918

P E R S H A R E D A T A (1)
Diluted earnings	$3.40	$2.04	$1.72
Cash dividends paid	1.19	0.66	0.32
Book value at year-end	21.57	19.48	17.07
Market value at year-end	48.01	31.02	21.83

F I N A N C I A L R A T I O S
Return on average common shareholders’ equity	17.4%	11.6%	10.6%
Return on average assets	2.4%	2.0%	1.9%
Efficiency ratio	33.5%	37.5%	40.9%

(1) All amounts have been restated to reflect a 100% stock dividend on 12/15/03 .

CORUS BANKSHARES 2004 ANNUAL REPORT

A   L E T T E R   to   O U R   S H A R E H O L D E R S

WE ARE PLEASED TO REPORT 2004 net income of $97.9 million, or $3.40 per diluted share. Among 2004 ’s highlights: our total assets topped $5 billion for the first time ever; loan originations set all-time records; and overall loan losses were quite low, including commercial real estate loan losses of $0 . All in all, 2004 was a year of significant growth and outstanding performance.

FINANCIAL STRENGTH. Our common equity was nearly $600 million at the end of 2004 . Maintaining a solid equity base has been one of our guiding principles. Another source of Corus’ financial strength is our large supply of liquid assets.

LIQUIDITY IS CRITICAL. Banks must stand ready at all times to meet depositors’ withdrawal requests and to fund disbursements under outstanding loan commitments. Commercial real estate construction loans, which are a significant part of our business, tend to start with very low balances and thus bring about large unfunded commitments. Our commitments on commercial real estate construction loans are intended to be, and in fact must be (if the borrower is to complete the project), drawn down. As of December 31, 2004, Corus had total unfunded loan commitments of about $2.7 billion. We expect to fund 100% of these committed amounts and generally expect these fundings to take place over the next 24 months. One difficult part of assessing our liquidity needs is estimating loan payoffs over that same 24 -month period. See Management’s Discussion & Analysis section for further discussion of liquidity.

CORUS BANKSHARES 2004 ANNUAL REPORT

     In order to have cash available at all times for our deposit and loan customers, the Bank maintains high levels of liquid investments, in the form of overnight loans to other major banks, and high quality, short-term marketable securities. It is important to note that none of these liquid investments are pledged as collateral for any borrowings of the Bank and are therefore fully available to us to liquidate at a moment’s notice. Maintaining large amounts of liquid investments is a conscious action undertaken as part of our broader strategy of enhancing the safety of our operations.

     Our strong capital position, combined with our large pool of liquid investments, has positioned Corus to weather the adversities that could result from a serious recession. During the recession of 1989 – 1992, most banks that had foreclosed real estate were required, either by the bank regulators or the stock market, to sell their problem loans and their foreclosed real estate at tremendous losses during the depths of the recession. Our planning anticipates that at some point in the future we will have problem loans and, further, that we will have to foreclose on some properties. It is our desire to have the ability to hold foreclosed real estate until markets have stabilized and values have recovered. We plan on charging off portions of any problem loan such that the loan is written down to the then current appraised value of the property in the midst of a recession. Furthermore, our goal is that the Bank remain well capitalized after these charge-offs.

CORUS BANKSHARES 2004 ANNUAL REPORT

COMMERCIAL REAL ESTATE PORTFOLIO. Our commercial real estate loan portfolio (including unfunded loan commitments) grew from $3.8 billion at December 31, 2003, to $5.3 billion at December 31, 2004 . We continue to be very pleased with the growth of our business, which included the addition of many new customers during the year. Loan originations were $4.1 billion during 2004 — a record year for us. Our current “pipeline” of negotiations for new commercial real estate loans stands at nearly $4.7 billion and we are optimistic that 2005 will bring another year of strong originations and continued growth in loans outstanding. We have seen the most opportunities in the condominium market, where we finance both the construction of new condominium projects and the conversion of apartment projects to condominium ownership. In fact, at December 2004 , condominium loans comprised 76% of our total commercial real estate portfolio.

     Corus has pursued several unorthodox strategies in our commercial real estate lending business. First, investing such a large portion of a bank’s assets in commercial real estate loans is unusual in the banking industry and could be considered a “concentration of risk.” While we understand this approach brings with it certain risks, we feel that it is important to focus on the business that we know best. Corus has been originating increasingly larger commercial real estate loans and we believe we have developed considerable expertise in this market.

     Second, it is unusual for a bank our size to lend nationwide. Over 90% of our total loan commitments (outstanding balances plus unfunded commitments) are secured by properties outside of Illinois. We believe this geographic distribution provides us with an important form of diversification and further mitigates our concentration in commercial real estate loans.

     Third, we actively use our legal lending limit, and we further supplement this with loans participated to the holding company. This allows Corus to make and hold individual loans up to approximately $135 million. At December 31, 2004, the 35 largest loans averaged $75 million and made up half of our total loan portfolio. Concentrating on larger loans has two important benefits: 1) it allows senior management to become intimately familiar with every large loan that we originate; and 2) we think that there is less competition associated with larger loans.

     Finally, we have instituted a unique compensation program for the commercial real estate loan officers that can be highly lucrative for the officers who are originating new business. The aggregate 2004 commissions for our 10 highest paid loan officers was $8.9 million. In order to manage the risks posed by such an arrangement, Robert Glickman, who is not in this bonus program and who is a major shareholder, approves every large loan. An additional, and critical, aspect of this compensation program is that each officer shares in the risk of loss on the loans they generate. A substantial portion of the officers’ commission is deferred for many years and is at risk of loss in the event any of their loans

CORUS BANKSHARES 2004 ANNUAL REPORT

fail to perform. The total value of all deferred commissions was $30.2 million at year-end 2004. This motivates each officer to make safe loans and it aligns the officers’ and Bank’s interests very closely.

     Another noteworthy item is our $585 million portfolio of hotel loans. During the years 2001 to 2003, the hotel industry went through some difficult financial times. We had several loans secured by hotels that were generating lower cash flows than we would have liked. However, there was a general recovery evident in 2004. Due in large part to strong sponsorship and a low interest rate environment, only one of those loans became delinquent during the last four years. We are happy to report that we negotiated a restructuring of this loan which included a substantial principal paydown from the borrower. The borrower is current on his monthly payments and we don’t anticipate any loss on this loan. Management continues to track each of the hotel loans in our portfolio very carefully. Frankly, 2001 to 2003 was a very trying time in the hotel industry. The fact that we escaped with no losses is quite gratifying and an excellent test of our underwriting skills.

     Our total commercial real estate loan portfolio continues to perform extremely well, as evidenced by zero (yes, $0) charge-offs in 2004, and a very small amount of delinquent loans. Perhaps even more remarkably, we have had no net charge-offs on this entire portfolio over the past 10 years. We are proud of the success we have had in the commercial real estate business thus far, and we believe that all of the risks noted above are being managed prudently, with a careful eye on the bottom line.

CORUS BANKSHARES 2004 ANNUAL REPORT

RISK ASSESSMENT OF COMMERCIAL REAL ESTATE PORTFOLIO. Corus has spent the past several years developing and refining an internal loan rating system to better understand the risks inherent in our commercial real estate portfolio. This system provides us with an insight into potential levels of nonperforming loans and charge-offs for the portfolio as a whole. It is important for our shareholders to understand that Corus’ business strategy of originating (and retaining) large amounts of commercial real estate loans, while quite successful and lucrative to date, presents some material risks.

     The foundation of our internal loan rating system is management’s estimation of the Probability of Default (“POD”) and Loss Given Default (“LGD”) for each of our commercial real estate loans if a serious recession were to occur. (As an example, we look to the severe declines in property values experienced in California and New England during the late 1980s and early 1990s.) The POD is our estimate of how likely it is, given a serious recession, a loan would go into default while the LGD is our estimate, given such a default, of what percentage of the loan would have to be charged off. Additionally, while our system of analysis is based on a serious recession, it is certainly possible that we could experience meaningful nonperforming assets and charge offs even in the absence of such a recession.

     Our internal loan rating system involves “stressing” all major assumptions regarding the cash flow and/or values of the underlying real estate down to levels that could manifest themselves during a serious recession. Under such a scenario, our system projects that we could have $818 million of defaulted commercial real estate loans and $143 million of these loans would be charged off. This would clearly be a huge increase from our historical experience.

     With the preceding being said, it is essential to understand that we underwrite our loans with the potential for such a recession in mind. In fact, we assume a serious recession will occur every ten years or so. Based on such a frequency, the projected $143 million of charge-offs would represent an annualized loss “expense” of $14.3 million, or 0.27% of our total loan commitments of $5.3 billion. We factor in this “economic” loss expense when analyzing the potential profitability of each loan we underwrite. It is only after that economic loss expense has been subtracted that we begin to assess whether the loan presents an acceptable potential profit versus the perceived risks. While we have yet to experience a large amount of nonperforming loans or charge-offs, our planning anticipates that it will occur and we have already factored this “cost” into the profitability of our loans.

     Our prior comments should not be taken to imply that an environment of large nonperforming loans and charge-offs would not be distracting or unpleasant — it would certainly be both. The point is that we judge the success of our business plan, and its results, not based on the results of any one given year, but rather from the perspective of a full business cycle.

CORUS BANKSHARES 2004 ANNUAL REPORT

     On a related point, it should be noted that these “economic” loss expense figures are considered too speculative under Generally Accepted Accounting Principles to be used in determining a bank’s Allowance for Loan Losses. In turn, this means that such potential losses can’t give rise to a current loan loss provision expense. However, while Corus can’t reserve for these potential losses, which would build our Allowance, what we can do — and what we have done — is to build the Bank’s capital base to reflect the potential for such losses.

     Corus Bank’s capital goal is straightforward and built from three components: (a) the regulatory minimum for “well-capitalized” (the highest rating), (b) a “cushion” to that regulatory minimum (you don’t ever want to be right at the cusp of “well-capitalized” or, far worse, fall below), and (c) the sum of potential future loan losses (on an after-tax basis, as Corus would receive a tax deduction on such charge-offs if they were to occur). This last component represents our “reserve” for these potential losses.

     While we have spent considerable time discussing our business plan with you — the owners — and with our banking regulators, reporting nonperforming loans and charge-offs of this magnitude could nonetheless lead to, among other things, an adverse reaction on the part of our bank regulators, bad publicity, a sharp decline in our stock price, and deposit withdrawals. While this is not a scenario we find appealing, it is one that we all need to be aware could occur and must plan for accordingly. This is the reason we keep such extremely high levels of liquidity and capital.

CORUS BANKSHARES 2004 ANNUAL REPORT

     Please note that while our internal loan rating system generates very precise numbers, and we have worked hard to arrive at inputs we believe reasonable, this precision is more a function of the mathematical nature of the model than a belief on our part that we can predict future results with any such certainty. Our model, like all models, requires numerous assumptions and, in this case, assumptions about how vulnerable each and every individual loan will be to a serious recession at some unknown point in the future. Further, the pristine credit quality of our commercial real estate portfolio over the past ten-plus years has deprived us of any meaningful “data points” with which we might have been able to refine our estimates. While the results reflect our best estimates, the actual level of nonperforming loans and charge-offs that may ultimately come to pass could be materially different from our projections. We discuss this topic further under the Commercial Real Estate Risk Analysis heading in the Management’s Discussion & Analysis section of this annual report.

FOCUSED FOR THE FUTURE. We remain focused on our two main businesses. The two main business activities for Corus are commercial real estate lending and deposit gathering. Our main goals for 2005 are as follows:

1)	As mentioned, we closed on over $4.1 billion in new commercial real estate loans during 2004. We hope to set a new record in 2005

2)	Gather deposits by building on the relationships we have forged with our current customers and by working to attract new deposit customers; and

3)	Maintain our low cost structure, as reflected in 2004’s outstanding efficiency ratio of 33% .

THANKS TO OUR PARTNERS. For our shareholders, we wish to thank you for the confidence you have displayed by buying and holding our stock. We think of you as our partners and pledge to treat you with respect and work hard to make your investment worthwhile. For our customers, we wish to thank you for your past business and we look forward to a long future with you. For our officers and employees, we sincerely thank you for your many contributions to our success and tell you again that we are proud of you and the job that you are doing.
Sincerely,

JOSEPH C. GLICKMAN	ROBERT J. GLICKMAN
Chairman of the Board	President and Chief Executive Officer

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FINANCIAL REVIEW

consolidated balance sheets	10

consolidated statements of income	11

consolidated statements of changes in shareholders ’ equity	12

consolidated statements of cash flows	13

notes to consolidated financial statements	14

reports of independent registered public accounting firm	44

management’s report on internal control over financial reporting	46

management’s discussion and analysis of financial statements	47

supplemental financial data: 10-year history	72

directors and executive officers	74

CONSOLIDATED BALANCE SHEETS

DECEMBER 31	2004	2003
(dollars in thousands)
A S S E T S
Cash and due from banks — noninterest-bearing	$55,806	$63,524
Federal funds sold	1,473,500	682,000
Securities:
Available-for-sale, at fair value
Common stocks (amortized cost $128,620 and $95,661)	219,099	188,844
Other securities (amortized cost $447,182 and $242,308)	447,526	244,062
Held-to-maturity, at amortized cost (fair value $12,353 and $11,802)	12,344	11,744

Total Securities	678,969	444,650
Loans, net of unearned income	2,793,828	2,433,771
Less: Allowance for loan losses	32,882	36,448

Net Loans	2,760,946	2,397,323
Premises and equipment, net	25,399	26,313
Accrued interest receivable and other assets	18,644	25,497
Goodwill, net of accumulated amortization of $30,009	4,523	4,523

Total Assets	$5,017,787	$3,643,830

L I A B I L I T I E S A N D S H A R E H O L D E R S ’ E Q U I T Y
Liabilities:
Deposits:
Noninterest-bearing	$235,700	$227,960
Interest-bearing	3,864,452	2,618,442

Total Deposits	4,100,152	2,846,402
Long-term debt — subordinated debentures	255,158	172,500
Other borrowings	6,931	36,403
Accrued interest payable and other liabilities	55,955	42,345

Total Liabilities	4,418,196	3,097,650
Shareholders’ equity:
Common stock, $0.05 par value, 50,000,000 shares authorized; 27,795,648 and 28,036,888 shares issued, respectively	1,390	1,402
Surplus	21,243	16,942
Equity — options outstanding	6,737	5,670
Retained earnings	512,844	460,458
Accumulated other comprehensive income	57,377	61,708

Total Shareholders’ Equity	599,591	546,180

Total Liabilities and Shareholders’ Equity	$5,017,787	$3,643,830

See accompanying notes.

CONSOLIDATED STATEMENTS of INCOME

YEARS ENDED DECEMBER 31	2004	2003	2002
(in thousands, except per-share data)
I N T E R E S T, L O A N F E E S, A N D D I V I D E N D I N C O M E
Interest and fees on loans:
Taxable	$193,724	$151,523	$127,998
Tax-advantaged	118	158	222
Federal funds sold	16,335	4,912	7,486
Securities:
Taxable	5,004	7,537	11,847
Tax-advantaged	95	63	66
Dividends	6,287	5,311	4,810
Trading account	496	735	449

Total Interest, Loan Fees, and Dividend Income	222,059	170,239	152,878

I N T E R E S T E X P E N S E
Deposits	60,370	43,836	52,796
Long-term debt — subordinated debentures	9,354	1,812	—
Other borrowings	871	1,164	1,795

Total Interest Expense	70,595	46,812	54,591

Net Interest Income	151,464	123,427	98,287
Provision for loan losses	—	—	—

Net Interest Income After Provision for Loan Losses	151,464	123,427	98,287

N O N I N T E R E S T I N C O M E
Service charges on deposit accounts	11,438	11,878	12,065
Securities gains, net	37,349	2,366	7,258
Other income	2,628	2,676	3,756

Total Noninterest Income	51,415	16,920	23,079

N O N I N T E R E S T E X P E N S E
Salaries and employee benefits	38,458	34,426	29,672
Net occupancy	3,764	4,231	3,839
Data processing	2,435	2,722	2,445
Depreciation — furniture and equipment	1,750	1,823	2,448
Other expenses	9,866	9,331	9,068

Total Noninterest Expense	56,273	52,533	47,472

Income Before Income Taxes	146,606	87,814	73,894
Income tax expense	48,667	29,404	24,580

Net Income	$97,939	$58,410	$49,314

Net income per share:(1)
Basic	$3.51	$2.08	$1.74
Diluted	3.40	2.04	1.72
Weighted average common shares and common share equivalents outstanding	28,818	28,703	28,590

See accompanying notes.

(1)All amounts have been restated to reflect a 100% stock dividend on 12/15/03.

CONSOLIDATED STATEMENTS of CHANGES in SHAREHOLDERS’ EQUITY

					ACCUMULATED
			EQUITY—		OTHER
	COMMON		OPTIONS	RETAINED	COMPREHENSIVE
	STOCK	SURPLUS	OUTSTANDING	EARNINGS	INCOME	TOTAL
(dollars in thousands, except per-share data)
Balance at December 31, 2001	$1,416	$15,243	$—	$391,798	$42,429	$450,886

Net income	—	—	—	49,314	—	49,314
Other comprehensive income:
Changes in net unrealized gains on securities	—	—	—	—	(9,004)	(9,004)
Reclassification adjustment for net gains realized in net income	—	—	—	—	(4,765)	(4,765)
Income tax effect	—	—	—	—	4,819	4,819

Comprehensive Income						40,364
Retirement of 80,800 common shares	(4)	(44)	—	(1,650)	—	(1,698)
Cash dividends declared on common stock, $0.318 per common share	—	—	—	(8,980)	—	(8,980)
Deferred compensation	—	1,469	—	—	—	1,469

Balance at December 31, 2002	$1,412	$16,668	$—	$430,482	$33,479	$482,041

Adoption of SFAS No. 123	—	(3,115)	4,256	—	—	1,141
Net income	—	—	—	58,410	—	58,410
Other comprehensive income:
Changes in net unrealized gains on securities	—	—	—	—	44,541	44,541
Reclassification adjustment for net gains realized in net income	—	—	—	—	(1,112)	(1,112)
Income tax effect	—	—	—	—	(15,200)	(15,200)

Comprehensive Income						86,639
Stock options vested	—	—	1,711	—	—	1,711
Shares issued under the stock option plan, 29,600 common shares	2	688	(168)	—	—	522
Stock option settlements	—	(102)	(129)	—	—	(231)
Retirement of 231,200 common shares	(12)	(95)	—	(5,136)	—	(5,243)
Cash dividends declared on common stock, $0.830 per common share	—	—	—	(23,298)	—	(23,298)
Deferred compensation	—	2,898	—	—	—	2,898

Balance at December 31, 2003	$1,402	$16,942	$5,670	$460,458	$61,708	$546,180

Net income	—	—	—	97,939	—	97,939
Other comprehensive income:
Changes in net unrealized gains on securities	—	—	—	—	24,919	24,919
Reclassification adjustment for net gains realized in net income	—	—	—	—	(31,582)	(31,582)
Income tax effect	—	—	—	—	2,332	2,332

Comprehensive Income						93,608
Stock options vested	—	—	1,402	—	—	1,402
Shares issued under the stock option plan, 23,860 common shares	1	828	(183)	—	—	646
Stock option settlements	—	(272)	(94)	—	—	(366)
Stock option expirations	—	38	(58)	—	—	(20)
Retirement of 265,100 common shares	(13)	(76)	—	(10,732)	—	(10,821)
Cash dividends declared on common stock, $1.250 per common share	—	—	—	(34,821)	—	(34,821)
Deferred compensation	—	3,783	—	—	—	3,783

Balance at December 31, 2004	$1,390	$21,243	$6,737	$512,844	$57,377	$599,591

See accompanying notes.
All amounts have been restated to reflect a 100% stock dividend on 12/15/03.

CONSOLIDATED STATEMENTS of CASH FLOWS

YEARS ENDED DECEMBER 31	2004	2003	2002
(dollars in thousands)
C A S H F L O W S F R O M O P E R A T I N G A C T I V I T I E S
Net income	$97,939	$58,410	$49,314
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,524	3,082	3,705
Amortization of investment and loan premiums, net	443	966	505
Deferred income tax expense (benefit)	1,416	(3,760)	1,633
Securities gains, net	(37,349)	(2,366)	(7,258)
Proceeds (outlay) from trading activity, net	4,229	694	(626)
Deferred compensation, net	5,528	4,064	2,320
Stock option expense	1,402	1,711	—
Decrease (increase) in accrued interest receivable and other assets	1,370	(4,790)	7,990
Increase (decrease) in accrued interest payable and other liabilities	2,895	(959)	(1,838)

Net Cash Provided by Operating Activities	80,397	57,052	55,745

C A S H F L O W S F R O M I N V E S T I N G A C T I V I T I E S
Proceeds from maturities of held-to-maturity securities	671	119	337
Proceeds from maturities of available-for-sale securities	209,218	150,330	73,868
Proceeds from sales of available-for-sale securities	15,559	10,883	233,589
Purchases of available-for-sale securities	(425,259)	(135,267)	(359,959)
Proceeds from sales of non-hedge derivatives	7,800	—	—
Net increase in loans	(360,670)	(695,214)	(275,006)
Bad debt recoveries	2,099	3,114	2,229
Purchases of premises and equipment	(1,610)	(1,075)	(2,652)

Net Cash Used in Investing Activities	(552,192)	(667,110)	(327,594)

C A S H F L O W S F R O M F I N A N C I N G A C T I V I T I E S
Increase (decrease) in deposit accounts	1,253,750	786,629	(61,683)
Proceeds from issuance of long-term debt — subordinated debentures	75,000	172,500	—
Repayment of debt	(35,000)	(9,000)	(4,000)
Increase (decrease) in other borrowings, net	5,528	(2,707)	(3,706)
Stock option exercises/settlements	260	291	—
Retirements of common shares	(10,821)	(5,243)	(1,698)
Cash dividends paid on common shares	(33,140)	(18,548)	(8,918)

Net Cash Provided by (Used in) Financing Activities	1,255,577	923,922	(80,005)

Net Increase (Decrease) in Cash and Cash Equivalents	783,782	313,864	(351,854)
Cash and cash equivalents at beginning of year	745,524	431,660	783,514

Cash and Cash Equivalents at End of Year	$1,529,306	$745,524	$431,660

Supplemental disclosures:
Interest paid	$66,217	$48,357	$56,416
Income taxes paid	48,950	30,900	22,772

See accompanying notes.

N O T E S to C O N S O L I D A T E D   F I N A N C I A L   S T A T E M E N T S

N O T E 1: S U M M A R Y O F S I G N I F I C A N T A C C O U N T I N G P O L I C I E S

The consolidated financial statements include the accounts of Corus Bankshares, Inc. (“Corus” or the “Company”) and its wholly owned subsidiary, Corus Bank, N.A. (“the Bank”). Corus, through its subsidiary bank, provides retail banking services primarily in the Chicago metropolitan area. In addition, Corus’ commercial lending group provides financing nationwide, almost exclusively collateralized by real estate. In the preparation of the consolidated financial statements, management is required to make certain estimates and assumptions that affect the reported amounts contained in the consolidated financial statements. Management believes that the estimates made are reasonable; however, changes in estimates may be required if economic or other conditions change significantly beyond management’s expectations. See Allowance for Loan Losses accounting policies below.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Corus and its subsidiary. Intercompany transactions impacting the income statement are limited to interest payments by the subsidiary bank on parent company deposit accounts. Other intercompany transactions include dividend payments, capital contributions, and the use of parent company stock in the subsidiary bank’s Commercial Loan Officer Commission Program and the Stock Option Plan. All intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Cash and Cash Equivalents

Cash and cash equivalents include cash, due from banks, and federal funds sold which have an original maturity of 90 days or less.

Securities

Securities are classified based on management’s intention at time of purchase. Taking any action that would require the reclassification of any security to another classification after it has been initially designated as trading, available-for-sale, or held-to-maturity, is against the Bank’s policy and requires approval by the Board of Directors.

     Trading securities, which are generally held in anticipation of short-term gains, are carried at their fair value. Realized and unrealized gains and losses on trading account securities are reflected in the Consolidated Statements of Income in securities gains, net.

     Available-for-sale securities are those securities to be held for indefinite periods of time. These securities include those that management intends to use as part of its asset/liability management strategy and may be sold in response to changes in interest rates, market conditions or other reasons. These securities are carried at fair value. The difference between amortized cost and fair value, less deferred income taxes, is reflected as a component of other comprehensive income in the Consolidated Statements of Changes in Shareholders’ Equity. Amortized cost represents the cost of securities plus or minus the amortization/accretion of premium/discount, adjusted for losses associated with other than temporary declines in value.

     Securities held-to-maturity represents securities that Corus has the ability and positive intent to hold to maturity. These securities are carried at amortized cost.

     Interest and dividend income, including amortization of premiums and accretion of discounts, are included in interest, loan fees, and dividend income. Realized gains and losses are determined on a specific identification basis.

Gains or losses from available-for-sale securities are recognized when either the investment is sold or when the company is acquired by another company, regardless of whether the acquisition price is paid in cash or stock. Provisions are made to write down the value of securities for declines in value that are other than temporary.

Loans

Loans are reported at the principal amount outstanding, net of any unearned discount or deferred origination fees. Interest income is generally recognized using the level-yield method. Loan origination fees, net of direct costs related to the origination, are deferred and amortized as a yield adjustment over the lives of the related loans.

     The accrual of interest income is discontinued on any loan when there is reasonable doubt as to the ultimate collectibility of interest or principal. Loans past due over 90 days continue to accrue interest income only if there are adequate sources of repayment. These sources include sufficient collateral to cover repayment of the loan or other designated sources of repayment. Nonaccrual loans are returned to accrual status when the financial position of the borrower indicates there is no longer any reasonable doubt as to the payment of principal or interest.

     Nonaccrual loans, troubled debt restructurings, and loans past due by 90 days or more are considered to be impaired loans. Impairment is also measured by comparing the book value of the loan to its fair value, based on the present value of expected cash flows, the market price of the loan, or the fair value of the underlying collateral. If the fair value of the loan is less than the book value, a valuation allowance is established as a component of the allowance for loan losses and the loan is considered to be impaired. Interest income from nonaccrual impaired loans is recognized on a cash basis and only when collection of the related principal balances is no longer in question.

     Home equity lines of credit and second mortgage loans are generally charged off after 120 days past due or after 60 days past due if the account is in bankruptcy. Other loan types are charged off when designated “loss” by the Bank’s regulators, past due more than 180 days (unless well-collateralized), or when deemed uncollectible by management. Past due and delinquency status is determined based on contractual terms.

Allowance for Loan Losses

The allowance for loan losses (the “Allowance”) is available to absorb losses inherent in the loan portfolio. Decreases to the Allowance result as loans, or portions thereof, are charged off while increases result from the recovery of previously charged-off loans. In addition, the Allowance is increased by provisions for loan losses that are charged to earnings.

     The Allowance is based upon quarterly analyses. The Allowance analyses take into account both reviews of specific credits and an overall assessment of the loan portfolio. Specific reviews are performed in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan,” and can result in a specific reserve for certain impaired loans. For those loans not specifically reviewed, an assessment is performed by loan type (i.e., commercial real estate, construction, commercial, and residential) to determine an inherent loss rate. The inherent loss rate is based primarily on a combination of prior loss experience and delinquency levels (current vs. historical).

     For commercial real estate loans, management believes that Corus’ loss and delinquency experience may not accurately reflect the inherent losses in the portfolio. Accordingly, for commercial real estate loans, Corus utilizes the respective historical rates as published by the Federal Deposit Insurance Corporation (“FDIC”) in its Quarterly Banking Profile publication. The Quarterly Banking Profile provides net charge-off data by loan category, as submitted by financial institutions on their quarterly Call Reports. Based on a review of the types of loans included within each group, the loss rates reported for the groups most comparable to Corus’ commercial real estate portfolio are utilized in the analysis. While Corus has experienced almost zero charge-offs in its commercial real estate loan portfolio over the last 10 years, we are not so naive as to believe that this trend can continue indefinitely. As such, unadjusted industry results are a reasonable basis for estimating the losses inherent in our portfolio.

     In addition to historical loss rates, other factors are also considered including the level of problem and potential problem loans, trends in volume and terms of loans, changes in risk selection and underwriting standards, experience, ability and depth of lending management, and economic and industry conditions.

     The assessment as to the adequacy of the Allowance is grounded by the assumption that historical experience is a good predictor of future performance. This assumption, while supported by guidance provided by the Financial Accounting Standards Board, the Office of the Comptroller of the Currency, and the Securities and Exchange Commission, may not ultimately be correct. In that event, estimates of inherent losses may differ from actual results.

Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation. Depreciation on premises is computed primarily using the straight-line method over the estimated useful life. Depreciation on furniture and equipment is computed using accelerated methods. Expenditures for normal repairs and maintenance are charged to expense as incurred.

Other Real Estate Owned

Other real estate owned includes properties acquired through foreclosure. These properties are generally recorded at the lower of cost or estimated realizable value. Gains and losses from the sale or write-down of other real estate owned are included in other income. The net costs of maintaining these properties are included in operating expenses.

Goodwill

Under SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill is subjected to an annual impairment test. The test consists of a two-step process whereby a determination is first made as to whether impairment exists, and then whether an adjustment is required.

Derivatives

The Company enters into certain derivative transactions primarily as part of its overall interest rate risk management process. Interest rate derivatives may also be purchased as trading securities in anticipation of taking gains on short-term price movements. SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, requires a company to recognize all derivative instruments at fair value on its balance sheet. The accounting for changes in fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking each hedge transaction.

     Derivative instruments designated in a hedge relationship to mitigate exposure to changes in the fair value of fixed-rate assets, liabilities, or firm commitments are considered fair value hedges under SFAS No. 133. Fair value hedges are accounted for by recording the fair value of the derivative instrument and the fair value of the hedged asset or liability on the balance sheet. The changes in the fair value of the derivatives and the hedged assets or liabilities are recorded in the income statement. The adjustment to the hedged asset or liability is included in the basis of the hedged item, while the fair value of the derivative is recorded as a freestanding asset or liability. Actual cash receipts or payments and related amounts accrued during the period on derivatives, included in a fair value hedge relationship, are recorded as offsets to the related interest income or expense recorded on the hedged asset or liability.

     Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Cash flow hedges are accounted for by recording the fair value of the derivative instrument on the balance sheet as either a freestanding asset or liability, with a corresponding offset recorded in other comprehensive income within shareholders’ equity, net of taxes. Amounts are reclassified from other comprehensive income to the income statement in the period or periods the hedged transaction affects earnings.

     Under both the fair value and cash flow hedge methods, any ineffective portions of the hedges are recognized immediately in income. For derivative instruments not designated as hedging instruments, the gain or loss is recognized in noninterest income as a part of securities gains, net.

Stock-Based Employee Compensation

Corus utilizes its stock to compensate employees under two different plans, the Stock Option Plan and the Commercial Loan Officer Commission Program (the “CLO Program”). These plans are described more fully in Note 14 and in Management’s Discussion and Analysis of Financial Statements.

     Effective January 1, 2003, Corus adopted the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” Corus elected to adopt SFAS No. 123 using the modified prospective method. Under the modified prospective method, the recognition of compensation cost beginning in 2003 is the same as what would have been recognized had the provisions of SFAS No. 123 been applied since the date of grant for all outstanding options. However, results for prior years have not been restated and therefore reflect the previous method of accounting for stock-based compensation under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25 (“APB No. 25”), “Accounting for Stock Issued to Employees,” and related Interpretations.

     Under the fair-value method, compensation cost for stock-based compensation is recognized over the vesting period of the instrument based on the fair value as determined at the grant date. No adjustments to expense are recorded to reflect any changes in fair value subsequent to the grant date. Exercises, in general, result in no additional expense and compensation expense is never recognized for options forfeited prior to vesting.

     With respect to the CLO Program, under APB No. 25, Corus was required to account for any compensation deferred in Corus stock under variable plan accounting. As such, Corus was required to record an adjustment to compensation expense based on the value of deferred shares as determined by changes in the market price of Corus’ stock. This mark-to-market adjustment is not required under SFAS No. 123. However, mark-to-market adjustments are still required for compensation deferred in investments other than Corus’ stock.

     All stock options granted under the Stock Option Plan had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the fair-value-based method had been applied to all outstanding and unvested awards in each period.

YEARS ENDED DECEMBER 31	2004	2003	2002
(dollars in thousands, except per-share data)

Net income, as reported	$97,939	$58,410	$49,314
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	967	1,112	101
Deduct: Total stock-based employee compensation expense determined under fair-value-based method for all awards, net of related tax effects	(967)	(1,112)	(1,046)

Pro Forma Net Income	$97,939	$58,410	$48,369

Earnings per share:(1)
Basic — as reported	$3.51	$2.08	$1.74
Basic — pro forma	3.51	2.08	1.71
Diluted — as reported	3.40	2.04	1.72
Diluted — pro forma	3.40	2.04	1.69

(1) All amounts have been restated to reflect a 100% stock dividend on 12/15/03.

For the pro forma disclosure, the estimated fair value of the options is amortized to expense over the options’ five-year vesting period. The fair value of options granted was computed using the Black-Scholes model using the following assumptions:

GRANT DATE	7/19/04	4/30/04	4/10/03	6/11/02	4/22/02
Risk-free rate	4.68%	4.85%	4.28%	5.44%	5.68%
Expected life	10 years	10 years	10 years	10 years	10 years
Expected volatility	27.20%	27.30%	25.90%	26.30%	26.30%
Expected dividend yields	3.15%	3.27%	4.76%	1.32%	1.28%
Fair value(1)	$10.92	$10.48	$3.80	$9.79	$10.36

(1) All amounts have been restated to reflect a 100% stock dividend on 12/15/03.

Reclassifications

Certain prior year amounts have been reclassified to conform to the 2004 presentation.

N O T E 2 : R E C E N T   A C C O U N T I N G   P R O N O U N C E M E N T S

SFAS No. 123 (Revised 2004) — Share-Based Payment

On December 16, 2004, the FASB issued SFAS No. 123(R), which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation.” Statement 123(R) supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and amends SFAS No. 95, “Statement of Cash Flows.” Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. For calendar-year companies, Statement 123(R) must be adopted no later than July 1, 2005.

     Corus adopted the fair-value-based method of accounting for share-based payments effective January 1, 2003, using the “modified prospective method” described in SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.” Currently, the Company uses the Black-Scholes formula to estimate the value of stock options granted to employees and expects to continue to use this acceptable option valuation model upon the required adoption of Statement 123(R) on July 1, 2005. The Company does not anticipate that adoption of Statement 123(R) will have a material impact on its results of operations or its financial position.

N O T E   3 : S E C U R I T I E S

The amortized cost, gross unrealized gains and losses, and fair value of securities were as follows:

	AMORTIZED	GROSS UNREALIZED		FAIR
DECEMBER 31, 2004	COST	GAINS	LOSSES	VALUE
(dollars in thousands)

A V A I L A B L E — F O R — S A L E
U.S. Government and agencies	$427,868	$23	$(204)	$427,687
Common stocks	128,620	90,479	—	219,099
Other	19,314	535	(10)	19,839

Total	$575,802	$91,037	$(214)	$666,625

H E L D — T O — M A T U R I T Y
State and municipal	$600	$5	$—	$605
Other	11,744	4	—	11,748

Total	$12,344	$9	$—	$12,353

	AMORTIZED	GROSS UNREALIZED		FAIR
DECEMBER 31, 2003	COST	GAINS	LOSSES	VALUE
(dollars in thousands)

A V A I L A B L E — F O R — S A L E
U.S. Government and agencies	$205,902	$837	$—	$206,739
Corporate debt securities	27,427	764	—	28,191
Common stocks	95,661	93,183	—	188,844
Other	8,979	153	—	9,132

Total	$337,969	$94,937	$—	$432,906

H E L D — T O — M A T U R I T Y
State and municipal	$1,100	$44	$—	$1,144
Other	10,644	14	—	10,658

Total	$11,744	$58	$—	$11,802

The scheduled maturities for securities were as follows:

	AVAILABLE-FOR-SALE		HELD-TO-MATURITY
	AMORTIZED	FAIR	AMORTIZED	FAIR
DECEMBER 31, 2004	COST	VALUE	COST	VALUE
(dollars in thousands)

Due in:
One year or less	$283,362	$283,360	$601	$606
After one year through five years	144,506	144,327	70	74
After five years through ten years	—	—	1	1
After ten years	3,143	3,240	23	23

Subtotal	431,011	430,927	695	704
Securities not due at a single maturity	144,791	235,698	11,649	11,649

Total	$575,802	$666,625	$12,344	$12,353

Actual maturities may differ from those scheduled due to prepayments by the issuers.

     Gross gains realized on sales of available-for-sale securities totaled $31.6 million, $10.1 million, and $4.8 million during 2004, 2003, and 2002, respectively. Gross realized losses from the sale of available-for-sale securities since 2002 are limited to a loss of $25,000 recognized in 2002. Corus did, however, realize a “book” loss in 2003 of $9.0 million due to an adjustment for an “other than temporary” decline in value, as defined by SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” Please see Management’s Discussion and Analysis of Financial Statements for further discussion.

     Securities having an aggregate carrying value of $19.3 million and $12.3 million at December 31, 2004 and 2003, respectively, were pledged as collateral to secure public deposits and for other purposes.

NOTE 4: LOANS

Total loans, net of deferred loan fees and other discounts of $36.7 million and $25.5 million at December 31, 2004 and 2003, respectively, were as follows:

DECEMBER 31	2004	2003
(dollars in thousands)

Commercial real estate:
Senior non-construction	$1,419,670	$1,207,015
Senior construction	1,101,973	1,005,206
Mezzanine	111,278	53,790

Total Commercial Real Estate	2,632,921	2,266,011
Commercial	109,582	98,621
Residential real estate and other	51,325	69,139

Total	$2,793,828	$2,433,771

In addition to the loan balances listed in the above table, Corus has loan commitments of $2.7 billion representing the (as yet) unfunded balances associated with Corus’ loans. Please see Note 12 for additional details.

     As of December 31, 2004, 67% of Corus’ outstanding commercial real estate loans (76% of total commitments) were collateralized by condominium buildings in major metropolitan areas. Please see Management’s Discussion and Analysis of Financial Statements for a breakdown of loans by size, collateral type, and geographic distribution.

Changes in the allowance for loan losses were as follows:

	2004	2003	2002
(dollars in thousands)

Balance at January 1	$36,448	$36,629	$40,457
Provision for loan losses	—	—	—
Charge-offs	(665)	(3,295)	(6,057)
Recoveries	2,099	3,114	2,229
Reclassification	(5,000)	—	—

Balance at December 31	$32,882	$36,448	$36,629

In 2004, Corus reclassified $5.0 million of the Allowance to a separate liability account, representing a reserve for losses associated with unfunded loan commitments.

     At December 31, 2004 and 2003, Corus had impaired loans totaling $29.2 million and $15.6 million, respectively, of which $20,000 and $17,000 , respectively, have been specifically reserved for in the allowance for loan losses. The average balance of impaired loans during the year was $19.6 million in 2004 and $18.9 million in 2003. Interest income recognized on impaired loans was $852,000 in 2004 and $630,000 in 2003.

     Nonaccrual loans totaled $76,000 and $7.9 million as of December 31, 2004 and 2003, respectively. The interest foregone on these loans, net of cash receipts, was $4,300 and $1.3 million for 2004 and 2003, respectively. During 2004, a nonaccrual loan totaling $7.1 million was returned to accrual status. The interest not recognized during the nonaccrual period is being earned over the remaining life of the loan.

Changes in the balance of loans to directors and principal officers of Corus and its subsidiary were as follows:

(dollars in thousands)
Balance at December 31, 2003	$26,121
New loans	—
Repayments	(140)
Advances	14,531
Reclassifications	(40,512)

Balance at December 31, 2004	$—

These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers. In the opinion of management, these loans did not involve more than the normal risk of collection or possess other favorable features. Reclassifications reflect the balance of loans to individuals who are no longer classified as directors or principal officers.

N O T E 5 : P R E M I S E S A N D E Q U I P M E N T

Premises and equipment were as follows:

DECEMBER 31	2004	2003
(dollars in thousands)
Land and improvements	$8,366	$8,344
Buildings and improvements	28,392	27,956
Furniture and equipment	19,980	18,828

Gross Premises and Equipment	56,738	55,128
Less accumulated depreciation	(31,339)	(28,815)

Total Premises and Equipment, Net	$25,399	$26,313

Two banking locations occupy offices under long-term operating lease agreements. Rent expense under these lease agreements totaled $404,000, $372,000, and $344,000 for the years ended December 31, 2004, 2003, and 2002, respectively.

Minimum fixed lease obligations, including taxes, insurance and other expenses, to the extent such costs are fixed by lease agreements, for leases in effect at December 31, 2004, were as follows:

YEARS ENDING DECEMBER 31

(dollars in thousands)
2005	$410
2006	420
2007	430
2008	441
2009	451
2010 and thereafter	1,585

Minimum Payments	$3,737

N O T E 6 : D E P O S I T S

Interest-bearing deposits at December 31, 2004, include certificates of deposit (“CDs”) totaling $1.8 billion, of which $1.0 billion related to CDs in amounts of $100,000 or more. At December 31, 2003, CDs totaled $1.0 billion, of which $0.7 billion related to CDs in amounts of $100,000 or more. Interest expense on CDs of $100,000 or more totaled $20.5 million and $18.5 million in 2004 and 2003, respectively.

At December 31, 2004, the scheduled maturities of all certificates of deposit were as follows:

	BROKERED	RETAIL
YEARS ENDED DECEMBER 31	CDs	CDs	TOTAL
(dollars in thousands)
2005	$116,435	$1,184,937	$1,301,372
2006	98,229	30,032	128,261
2007	79,721	15,871	95,592
2008	94,001	6,420	100,421
2009	63,395	7,188	70,583
2010 and thereafter	56,138	—	56,138

Total	$507,919	$1,244,448	$1,752,367

As of December 31, 2004 and 2003, overdraft demand deposits totaling $33.4 million and $24.6 million, respectively, were reclassified from deposits to loans.

N O T E 7 : L O N G – T E R M D E B T – S U B O R D I N A T E D D E B E N T U R E S

In 2004, Corus formed two wholly owned finance subsidiaries, for the sole purpose of issuing Trust Preferred securities, in addition to the five subsidiaries formed in 2003. The subsidiaries have issued a total of $247.5 million in Trust Preferred securities, and Corus, in turn, has issued a total of $255.2 million in subordinated debentures to the trusts — the difference being Corus’ investment in the subsidiaries. These subsidiaries are not consolidated for accounting purposes. Corus’ Consolidated Balance Sheets include gross debentures issued to unconsolidated subsidiaries of $255.2 million and an investment in unconsolidated subsidiaries of $7.7 million.

     The terms for both the Trust Preferred securities and the subordinated debentures are essentially identical. The instruments all mature 30 years from the issuance date and include interest rates ranging from LIBOR plus 2.22% to 3.10%, resetting quarterly. Combined issuance fees totaled $1.6 million and are being amortized over the 30–year periods. Interest is payable quarterly, although Corus has the option to defer the interest payments for a period not to exceed 20 consecutive quarters. Absent the exercise of this option, Corus has no financial covenants related to this debt.

     Debentures outstanding totaled $255.2 million and $172.5 million as of December 31, 2004 and 2003, respectively. $77.3 million of the debentures are scheduled to mature in 2034 , with the remaining amount scheduled to mature in 2033. Interest and fees included in interest expense totaled $9.4 million and $1.8 million for the years ended December 31, 2004 and 2003, respectively.

N O T E 8 : O T H E R B O R R O W I N G S

As of December 31, 2004 , Corus had an agreement to borrow up to $80 million in a revolving line of credit maturing on June 25, 2006. Interest is payable quarterly and accrues at a rate of LIBOR plus 140 basis points. In addition, a fee at an annual rate of 1/4% of the average unused commitment is due quarterly.

     As of December 31, 2003, Corus had a similar arrangement for a revolving line of credit of up to $20 million combined with a term note of $50 million maturing on June 25, 2006. Interest was payable quarterly but accrued at a rate of LIBOR plus 150 basis points. The unfunded fee of 1/4% also applied.

     Loan covenants require Corus to maintain prescribed levels of capital, limit the level of nonperforming loans relative to capital, and maintain a minimum ratio of the allowance for both loan losses and unfunded loan commitments to total loans. Corus is in compliance with all loan covenants as of December 31, 2004. The debt is secured by 100% of the common stock of the subsidiary bank.

Outstanding balances, and interest and fees for these notes were as follows:

	BALANCE OUTSTANDING		INTEREST AND FEES FOR THE
	AT DECEMBER 31		YEARS ENDED DECEMBER 31
	2004	2003	2004	2003
(dollars in thousands)
Term note	$—	$35,000	$691	$1,068
Revolving note	5,500	—	130	89
Other	1,431	1,403	7	7

Total	$6,931	$36,403	$828	$1,164

Other debt relates to periodic balances associated with Corus’ role of facilitating tax payments for the U.S. Treasury. Interest is paid at a rate of Federal Funds Rate minus 25 basis points and the debt is secured by a pledged security valued at approximately $5.5 million.

N O T E 9 : I N C O M E T A X E S

The components of income tax expense were as follows:

YEARS ENDED DECEMBER 31	2004	2003	2002
(dollars in thousands)
Current tax expense	$48,297	$34,305	$22,947
Deferred tax expense (benefit)	370	(3,760)	1,633
Deferred federal benefit — SFAS No.123 adoption	—	(1,141)	—

Income Tax Provision	$48,667	$29,404	$24,580

A reconciliation of the statutory federal income tax rate to the effective rate is as follows:

YEARS ENDED DECEMBER 31	2004	2003	2002
Statutory federal income tax rate	35.0%	35.0%	35.0%
Dividends received deduction	(1.1)	(1.5)	(1.6)
Adjustment for tax exposure	(0.8)	—	—
Tax-exempt income	—	(0.1)	(0.1)
Other, net	0.1	0.1	—

Effective Rate	33.2%	33.5%	33.3%

Deferred taxes were recorded based upon differences between the financial statement and tax basis of assets and liabilities. The following deferred taxes were recorded:

DECEMBER 31	2004	2003
(dollars in thousands)

D E F E R R E D T A X A S S E T S
Allowance for loan losses and reserve for loan losses related to unfunded commitments	$13,131	$11,842
Deferred compensation	6,649	4,405
Stock options	2,481	1,984
Other than temporary impairment	1,735	3,137
Other deferred tax assets	300	266

Gross Deferred Tax Assets	24,296	21,634

D E F E R R E D T A X L I A B I L I T I E S
Unrealized securities gains	(32,866)	(33,228)
Gains on nonmonetary stock transactions	(7,593)	(1,284)
Purchase accounting adjustments	(980)	(932)
Pension	(504)	(694)
Mark-to-market adjustments on non-hedge derivatives	—	(1,947)
Other deferred tax liabilities	(986)	(1,032)

Gross Deferred Tax Liabilities	(42,929)	(39,117)

Net Deferred Tax Liability	$(18,633)	$(17,483)

Management believes that the gross deferred tax asset of $24.3 million at December 31, 2004, could be realized through the carryback of taxable income against prior years. Please refer to the Noninterest Expense section of Management’s Discussion and Analysis of Financial Statements.

NOTE 10: EMPLOYEE BENEFIT PLANS

Corus maintains a noncontributory defined benefit pension plan (Retirement Income Plan and Trust) and a defined contribution plan (Employees’ Savings Plan and Trust). Expense for each of the plans was as follows:

YEARS ENDED DECEMBER 31	2004	2003	2002
(dollars in thousands)
Retirement Income Plan and Trust	$613	$1,054	$158
Employees’ Savings Plan and Trust	199	206	190

Total	$812	$1,260	$348

Pension Plan

Substantially all employees are eligible to participate in a noncontributory defined benefit plan after meeting age and service requirements. Pension benefits are based on length of service and compensation. Funding for the plan is based on actuarial cost methods. No contributions were made during the three years ended December 31, 2004. Pension plan assets are primarily invested in common stocks.

Net periodic benefit cost was comprised of the following:

YEARS ENDED DECEMBER 31	2004	2003	2002
(dollars in thousands)
Service cost	$787	$751	$615
Interest cost	1,387	1,271	1,177
Actual (gain)/loss on plan assets	(2,448)	(4,752)	3,941
Net amortization and deferral	887	3,784	(5,575)

Net Periodic Benefit Cost	$613	$1,054	$158

Reconciliations of the plan’s projected benefit obligations and fair value of plan assets as well as the funded status to the amounts recognized in Corus’ Consolidated Balance Sheets follow:

Change in Projected Benefit Obligation

	2004	2003
(dollars in thousands)
Benefit obligation at January 1	$20,553	$19,312
Service cost	787	751
Interest cost	1,387	1,271
Actuarial loss	2,505	146
Benefits paid	(954)	(927)

Benefit Obligation at December 31	$24,278	$20,553

Change in Fair Value of Plan Assets

	2004	2003
(dollars in thousands)
Fair value of plan assets at January 1	$19,946	$16,121
Actual gain on plan assets	2,448	4,752
Benefits paid	(954)	(927)

Fair Value of Plan Assets at December 31	$21,440	$19,946

Funded Status

DECEMBER 31	2004	2003
(dollars in thousands)
Funded status	$(2,838)	$(607)
Unrecognized actuarial loss	4,207	2,589

Prepaid Benefit Cost	$1,369	$1,982

The prepaid benefit cost represents the amount recognized in the Consolidated Balance Sheets as of December 31. The accumulated benefit obligation for the plan was $18.2 million and $16.0 million at December 31, 2004 and 2003, respectively.

The following assumptions were used in accounting for the pension plan:

Benefit Obligation

DECEMBER 31	2004	2003
Discount rate	6.25%	6.75%
Rate of compensation increase	5.00%	5.00%

Net Periodic Benefit Cost

DECEMBER 31	2004	2003
Discount rate	6.75%	6.75%
Expected return on plan assets	8.00%	8.00%
Rate of compensation increase	5.00%	5.00%

Plan assets are invested entirely in diversified equity securities and it is management’s plan to keep them invested in a diversified pool of equities going forward. Management’s investment horizon is considered long term and, as such, long-term equity returns were studied using historical data over rolling 10-, 15- and 20- year periods going back until the early 20thcentury. Based on its review of these historical returns, management determined that an expected long-term rate of return of 8.00% was reasonable.

Plan Assets

Corus’ pension plan weighted average allocations at December 31, 2004 and 2003, by asset category were as follows:

	PLAN ASSETS AT DECEMBER 31
ASSET CATEGORY	2004	2003

Equity securities	99%	99%
Other	1%	1%

Total	100%	100%

The plan trustees’ intentions are to invest the majority of plan assets in a portfolio of diversified domestic equity securities with the remainder in cash to meet the immediate needs of the plan. The plan trustees believe that over the long term, which is thought to be the proper horizon for this asset, equity securities will outperform all other investment alternatives. This is based on careful study of historical returns of various asset classes. The plan trustees are prepared to accept some volatility in specific annual returns during periods when equity securities under-perform the broader market, however, they firmly believe that, over the long run, such a strategy will perform better than a more diversified asset allocation strategy.

Contributions

Corus expects to make no contributions to its pension plan in 2005 .

Expected Future Benefit Payments

The following benefit payments are expected to be paid in each of the next five fiscal years and in the aggregate for the five fiscal years thereafter:

PENSION BENEFIT
YEARS ENDING DECEMBER 31	PAYMENTS
(dollars in thousands)
2005	$996
2006	998
2007	993
2008	980
2009	1,027
2010 – 2014	6,780

Total	$11,774

Measurement Date

The measurement date for the 2004 fiscal year is December 31, 2004. Asset values are determined as of this date. Pension liabilities are valued at the beginning of the year and adjusted to December 31. The end of the year discount rate is used to determine the beginning of year liability.

Savings Plan

Most employees are eligible to become participants of Corus’ Employees’ Savings Plan and Trust. Corus’ matching contributions to this plan are discretionary. For the years ended December 31, 2004, 2003, and 2002, Corus matched 20% of participants’ contributions, up to a maximum of $1,500.

NOTE 11: DERIVATIVES

SFAS No. 133, as amended, established accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. Special accounting for qualifying hedges (“hedge accounting”) allows a derivative’s gains and losses to be either offset by the change in fair value of the hedged item or deferred through recognition in a component of other comprehensive income. Those derivatives that do not qualify for hedge accounting are required to be marked to market with the impact of the market adjustment recorded directly to income.

     Corus utilizes derivatives primarily to hedge its interest rate risk. This is accomplished via interest rate swaps (to effectively convert fixed-rate loans and brokered CDs to floating rate) and interest rate basis swaps (to effectively convert LIBOR -based floating rate loans to Treasury-based floating-rate loans). Nearly all of the interest rate swaps qualified as fair value hedges and received hedge accounting treatment. While the interest rate basis swaps provided the desired economic hedge to interest rate fluctuations, they did not meet the strict criteria required to qualify for hedge accounting. The interest rate basis swaps were sold in April 2004.

     Corus also purchases and sells interest rate derivatives in anticipation of trading gains. The impact of market adjustments, as well as any gains or losses upon the sale of these swaps held for trading, is recorded directly into income.

The income statement impact and notional amounts related to both hedge and non-hedge derivatives were as follows:

Derivative Gain/(Loss)
	INCOME STATEMENT
YEARS ENDED DECEMBER 31	CLASSIFICATION	2004	2003	2002

(dollars in thousands)
Fair value hedge (fixed-to-floating swaps):
Loan hedge	Interest Income	$(10)	$33	$(85)
Brokered CD hedge(1)	Interest Expense	—	—	—

Total fair value hedge		(10)	33	(85)

Non-hedge:
Fixed-to-floating swaps — trading	Noninterest Income	3,580	—	—
Fixed-to-floating swaps — loans	Noninterest Income	80	37	(31)
Basis swaps	Noninterest Income	1,446	523	3,150

Total non-hedge		5,106	560	3,119

Total Derivative Gain		$5,096	$593	$3,034

Notional Amounts of Derivatives
DECEMBER 31	2004	2003	2002

(dollars in thousands)
Fair value hedge (fixed-to-floating swaps):
Loan hedge	$3,539	$5,664	$7,356
Brokered CD hedge(1)	418,503	427,503	—

Non-hedge:
Fixed-to-floating swaps — trading	—	—	—
Fixed-to-floating swaps — loans	879	963	1,047
Basis swaps	—	950,000	700,000

(1)	These swaps qualify for the “shortcut method,” as defined by SFAS No. 133 . Corus does not anticipate any income statement impact from the associated mark-to-market adjustments.

The counterparties to these instruments are major financial institutions with credit ratings of A or better.

NOTE 12: FINANCIAL INSTRUMENTS

In the normal course of business, Corus invests in various financial assets, incurs various financial liabilities and enters into agreements involving unrecognized financial instruments (consisting of standby letters of credit, commitment letters, and unused lines of credit). The fair value estimates of financial instruments presented below are not necessarily indicative of the amounts Corus might receive or pay in actual market transactions. Potential taxes and other transaction costs have also not been considered in estimating fair value. As some of Corus’ assets and liabilities are not considered financial instruments, the disclosures below do not reflect the fair value of Corus as a whole.

Corus had the following financial instruments:

	2004		2003
DECEMBER 31	CARRYING AMOUNT	FAIR VALUE	CARRYING AMOUNT	FAIR VALUE

(dollars in thousands)
F I N A N C I A L A S S E T S
Cash and cash equivalents	$1,529,306	$1,529,306	$745,524	$745,524
Securities available-for-sale	666,625	666,625	432,906	432,906
Securities held-to-maturity	12,344	12,353	11,744	11,802
Loans, net	2,760,946	2,764,872	2,397,323	2,414,258
Accrued interest receivable	14,473	14,473	12,795	12,795
Other assets	—	—	5,657	5,657

F I N A N C I A L L I A B I L I T I E S
Deposits without a stated maturity	$2,347,785	$2,347,785	$1,827,480	$1,827,480
Certificates of deposit	1,752,367	1,753,225	1,018,922	1,029,958
Long-term debt — subordinated debentures	255,158	262,660	172,500	173,178
Other borrowings	6,931	6,931	36,403	36,403
Accrued interest payable	8,005	8,005	3,627	3,627
Other liabilities	18	18	60	60

U N R E C O G N I Z E D F I N A N C I A L L I A B I L I T I E S
Standby letters of credit	$5	$5	$367	$367
Commitment letters	—	—	—	—
Unused lines of credit	—	831	—	947

Cash and cash equivalents are short-term in nature and, as such, fair value approximates carrying value.

Securities consist primarily of common stocks and investments in U.S. government and agency notes. Fair values are based on quoted market prices, when available. Non-quoted instruments are valued based on discounted cash flows using current interest rates for similar securities.

Loans are valued based on type of loan. The fair value of variable-rate loans that reprice frequently is assumed to approximate carrying value. The fair value of fixed-rate loans is based on the discounted amount of scheduled cash flows. The discount rate used is equal to the current rate of the appropriate index plus the average spread on the existing portfolio. Carrying value and fair value include the market value of both hedged loans and the related interest rate swaps. The total hedge ineffectiveness reflected in these balances was immaterial at December 31, 2004. The fair values of interest rate swaps are based on either quoted market or dealer prices.

Accrued interest receivable is short-term in nature and, as such, fair value approximates carrying value.

Other assets reflect the fair value of basis swaps that do not qualify for hedge accounting. As these are marked to market on a quarterly basis, carrying value equals fair value. The fair values of basis swaps are based on either quoted market or dealer prices.

Deposits without a stated maturity are assumed to approximate carrying value.

Certificates of deposit fair values are based on discounted contractual cash flows. Discount rates are selected using the rates that were offered at year-end.

Long-term Debt — subordinated debentures are floating rate and reprice quarterly. However, the spreads available on similar debt may fluctuate over time giving rise to changes in fair value.

Other borrowings are either short-term in nature or reprice quarterly and, as such, fair value approximates carrying value.

Accrued interest payable is short-term in nature and, as such, fair value approximates carrying value.

Other liabilities reflect the fair value of interest rate swaps that do not qualify for hedge accounting. As these are marked to market on a quarterly basis, carrying value equals fair value. The fair values of interest rate swaps are based on either quoted market or dealer prices.

Unrecognized financial liabilities are valued based on estimated fees currently charged to enter similar agreements, taking into account the remaining terms of the agreement and the present creditworthiness of the counterparties. Carrying value represents deferred fees arising from the unrecognized financial instruments.

The following is additional information related to the unrecognized financial liabilities:

DECEMBER 31	2004	2003

(dollars in thousands)

S T A N D B Y L E T T E R S O F C R E D I T
Commercial real estate:
Senior non-construction	$12,937	$10,502
Senior construction	—	—
Mezzanine	—	—
Commercial	4,328	2,159
Home equity	—	—
Consumer	—	—

Total Standby Letters of Credit	17,265	12,661

C O M M I T M E N T L E T T E R S O U T S T A N D I N G
Commercial real estate:
Senior non-construction	35,500
Senior construction	52,500	375,865
Mezzanine	—	—
Commercial	—	—
Home equity	—	—
Consumer	—	—

Total Commitment Letters	88,000	375,865

U N U S E D C O M M I T M E N T S U N D E R L I N E S O F C R E D I T
Commercial real estate:
Senior non-construction	116,540	73,399
Senior construction	2,427,228	1,086,169
Mezzanine	31,751	8,547
Commercial	12,642	27,909
Home equity	9,323	11,287
Consumer	599	674

Total Unused Lines of Credit	2,598,083	1,207,985

T O T A L C O M M I T M E N T S
Commercial real estate:
Senior non-construction	164,977	83,901
Senior construction	2,479,728	1,462,034
Mezzanine	31,751	8,547
Commercial	16,970	30,068
Home equity	9,323	11,287
Consumer	599	674

Total Commitments Outstanding	$2,703,348	$1,596,511

NOTE 13: LEGAL AND REGULATORY PROCEEDINGS

Corus is involved in various legal and regulatory proceedings involving matters that arose in the ordinary course of business. The consequences of these proceedings are not presently determinable but, in the opinion of management, these proceedings will not have a material effect on the results of operations, financial position, liquidity, or capital resources.

NOTE 14: SHAREHOLDERS’ EQUITY

Shareholders’ Equity and Dividend Restrictions

The payment of dividends to Corus by its subsidiary bank is subject to federal regulatory limitations. National banks are generally allowed to pay dividends to the extent of net income for the current and prior two years less dividends paid, without regulatory approval. The payment of dividends by any bank may also be affected by other factors, such as the maintenance of adequate capital. Corus’ subsidiary bank was considered well capitalized as of December 31, 2004. Corus’ capital category is determined solely for the purpose of applying prompt corrective action and that capital category may not constitute an accurate representation of Corus’ overall financial condition or prospects. At December 31, 2004, the total amount of the subsidiary bank’s retained earnings available for dividends without prior regulatory approval and maintaining well-capitalized status was $101.3 million.

Regulatory Capital

Corus and its subsidiary bank are required to maintain certain capital ratios. Failure to maintain these ratios would severely limit their ability to pay dividends, support growth, and repurchase shares and would increase the amount of FDIC insurance premiums. At December 31, 2004 and 2003, Corus and its subsidiary bank were categorized as well capitalized. Corus’ capital category is determined solely for the purpose of applying prompt corrective action and that capital category may not constitute an accurate representation of Corus’ overall financial condition or prospects. There have been no events since December 31, 2004, that management believes would have changed that category. The minimum ratios required to be well-capitalized as well as Corus’ and its subsidiary bank’s actual regulatory capital and ratios were as follows:

Regulatory Capital and Ratios

			TIER 1		TOTAL
	TIER 1		RISK-BASED		RISK- BASED
	LEVERAGE		CAPITAL		CAPITAL
	AMOUNT	RATIO	AMOUNT	RATIO	AMOUNT	RATIO

(dollars in thousands)

Minimum ratios for well-capitalized		5.0%		6.0%		10.0%
December 31,2004:
Corus Bankshares	$716,891	15.7%	$716,891	15.4%	$863,788	18.5%
Subsidiary bank	662,138	14.9	662,138	14.8	700,020	15.7
December 31,2003:
Corus Bankshares	$639,931	18.7%	$639,931	17.9%	$730,829	20.5%
Subsidiary bank	573,966	17.2	573,966	16.7	610,414	17.7

Stock Option Plan

Options to purchase Corus’ common stock have been granted to employees under the Stock Option Plan at prices equal to the fair market value of the underlying stock on the dates the options were granted. The options vest 20% per year, over a five-year period, and expire in 10 years. At December 31, 2004, there were 441,000 shares available for grant.

Changes in stock options were as follows:

Stock Options

	2004		2003		2002
		WEIGHTED		WEIGHTED		WEIGHTED
		AVERAGE		AVERAGE		AVERAGE
	NUMBER	EXERCISE	NUMBER	EXERCISE	NUMBER	EXERCISE
YEARS ENDED DECEMBER 31	OF SHARES	PRICE	OF SHARES	PRICE	OF SHARES	PRICE

(number of shares in thousands)

Beginning options outstanding	1,359	$18.88	1,174	$18.35	978	$16.72
Grants	165	38.31	236	20.99	223	25.01
Exercises/Settlements	(44)	17.06	(51)	16.75	(12)	16.02
Forfeitures/Expirations	(36)	22.95	—	—	(15)	19.78

Ending Options Outstanding	1,444	$21.05	1,359	$18.88	1,174	$18.35

Exercisable at December 31	869	$17.33	654	$16.71	479	$15.84

The following table summarizes information about stock options outstanding at December 31, 2004.

	OPTIONS OUTSTANDING			OPTIONS EXERCISABLE
	NUMBER	WEIGHTED AVERAGE	WEIGHTED	NUMBER	WEIGHTED
RANGE OF	OUTSTANDING	REMAINING	AVERAGE	EXERCISABLE	AVERAGE
EXERCISE PRICES	AT 12/31/04	CONTRACTUAL LIFE	EXERCISE PRICE	AT 12/31/04	EXERCISE PRICE

(number of options in thousands)

$12-$14	170	5.2 years	$12.54	134	$12.55
$15 -$21	732	5.6 years	17.24	551	16.00
$22-$25	379	6.8 years	24.81	184	24.76
$26-$40	163	9.3 years	38.31	—	N/A

All Options	1,444	6.3 years	$21.05	869	$17.33

NOTE 15 : NET INCOME PER SHARE(1)

Net income per share was calculated as follows:

YEARS ENDED DECEMBER 31	2004	2003	2002

(in thousands, except per-share data)
Denominator for basic earnings per-share:
average common shares outstanding	27,896	28,102	28,298
Dilutive common stock options	922	601	292

Denominator for Diluted Earnings Per Share	28,818	28,703	28,590

Numerator: Net income attributable to common shares.	$97,939	$58,410	$49,314

Net income per share:
Basic	$3.51	$2.08	$1.74
Diluted	3.40	2.04	1.72

(1)	All amounts have been restated to reflect a 100% stock dividend on 12/15/03.

NOTE 16: SEGMENT REPORTING

The following reflects the disclosure requirements set forth by SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” For purposes of this statement, management has determined that Commercial Lending, Consumer Lending, Retail Banking, and Corporate Support are the primary operating segments of the Company.

     Commercial Lending derives its revenues primarily from interest and fees on commercial real estate loans, including first mortgage term loans, senior construction loans, and mezzanine loans. Revenues also include service charges and interest on loans to customers in the check cashing industry.

     Consumer Lending is comprised of home equity, residential mortgage, and other loans to individual borrowers. Revenues of this segment are from interest and fees on the loans.

     The Retail Banking segment provides general banking services such as checking, savings, money market, and time deposit accounts as well as a variety of other services. Revenues for Retail Banking are derived from credit for funds provided to the other segments, as well as fees related to banking services.

     Corporate Support includes the net effect of support units after revenue and expense allocations, treasury management, and other corporate activities. Revenues primarily relate to dividends from the Company’s investment in the common stocks of financial industry companies and the net effect of transfer pricing related to loan and deposit balances. In addition, revenues include gains/(losses) on equity securities. Corporate Support also incorporates the difference between the Company’s reported provision for credit losses, which is determined in accordance with U.S. generally accepted accounting principles (“GAAP”), and the credit provisions allocated to the reportable business units.

     Business line results are derived from the Company’s business unit profitability reporting system by specifically attributing assets, deposits, and other liabilities and their related income or expense. Funds transfer pricing methodologies are utilized to allocate a cost for funds used or credit for funds provided to all business line assets and liabilities. The provision for credit losses recorded by each operating segment is based on the net charge-offs incurred by each line of business. Income and expenses directly related to each business line, including fees, service charges, salaries and benefits, and other direct expenses are accounted for within each segment’s financial results in a manner similar to the consolidated financial statements. Expenses incurred by centrally managed operations units that directly support business lines’ operations are charged to the business lines based on standard unit costs and volume measurements. Capital is allocated to each line of business, including both on- and off-balance-sheet items, based on its inherent risks, including credit, operational, and other business risks. Designations, assignments, and allocations may change from time to time as management accounting systems are enhanced or product lines change.

The following is a summary of significant segment information as required by SFAS No. 131:

					INTER
YEAR ENDED DECEMBER 31,	COMMERCIAL	CONSUMER	RETAIL	CORPORATE	SEGMENT
2004	LENDING	LENDING	BANKING	SUPPORT	ELIMINATIONS	CONSOLIDATED

(dollars in thousands)
Total Revenues(1)	$119,214	$2,962	$50,858	$29,845	$—	$202,879
Net Income	60,000	1,137	18,302	18,500	—	97,939
Total Average Assets	2,624,066	56,763	3,174,501	705,988	(2,510,966)	4,050,352
End of Period Goodwill	—	—	4,523	—	—	4,523

					INTER
YEAR ENDED	COMMERCIAL	CONSUMER	RETAIL	CORPORATE	SEGMENT
DECEMBER 31,2003	LENDING	LENDING	BANKING	SUPPORT	ELIMINATIONS	CONSOLIDATED

(dollars in thousands)
Total Revenues(1)	$82,430	$4,481	$41,297	$12,139	$—	$140,347
Net Income	37,600	1,317	13,047	6,446	—	58,410
Total Average Assets	2,191,251	80,720	2,492,752	199,685	(1,980,387)	2,984,021
End of Period Goodwill	—	—	4,523	—	—	4,523

					INTER
YEAR ENDED	COMMERCIAL	CONSUMER	RETAIL	CORPORATE	SEGMENT
DECEMBER 31,2002	LENDING	LENDING	BANKING	SUPPORT	ELIMINATIONS	CONSOLIDATED

(dollars in thousands)
Total Revenues(1)	$59,403	$7,453	$37,164	$17,346	$—	$121,366
Net Income	25,045	2,003	10,588	11,678	—	49,314
Total Average Assets	1,681,921	120,963	2,168,877	373,341	(1,705,673)	2,639,429
End of Period Goodwill	—	—	4,523	—	—	4,523

(1)	Net interest income before provision for loan losses plus noninterest income.

The profitability of each of Corus’ business segments may be affected by changes in, and the level of, interest rates. The direction and degree of this impact will vary based on the asset/liability mix of each segment.

NOTE 17:PARENT COMPANY FINANCIAL STATEMENTS

Corus’ condensed parent company financial statements were as follows:

Condensed Balance Sheets
DECEMBER 31	2004	2003

(dollars in thousands)
A S S E T S
Cash	$1,394	$5,879
Available -for-sale securities, at fair value	224,180	188,844
Investment in subsidiaries	674,267	584,966
Loans, net of unearned income	10,702	—

Other assets	1,707	16,282

Total Assets	$912,250	$795,971

L I A B I L I T I E S A N D S H A R E H O L D E R S’ E Q U I T Y
Long-term debt — subordinated debentures	$255,158	$177,837
Other borrowings	5,500	35,000
Other liabilities	52,001	36,954
Shareholders’ equity	599,591	546,180

Total Liabilities and Shareholders’ Equity	$912,250	$795,971

Condensed Statements of Income
YEARS ENDED DECEMBER 31	2004	2003	2002

(dollars in thousands , except per-share data)
I N C O M E
Dividends from bank subsidiary	$32,500	$35,000	$12,000
Interest, loan fees, and dividend income	6,824	5,393	4,834
Securities gains, net	31,582	1,112	951
Other income	47	—	—

Total Income	70,953	41,505	17,785

E X P E N S E
Interest expense	10,175	3,025	1,773
Other expenses	1,554	1,002	912

Total Expense	11,729	4,027	2,685

Income Before Income Taxes and Equity in Undistributed Net Income of Subsidiary	59,224	37,478	15,100
Income tax expense/(benefit)	7,988	(433)	(93)

Income Before Equity in Undistributed Net Income of Subsidiary	51,236	37,911	15,193
Equity in undistributed net income of bank subsidiary	46,703	20,499	34,121

Net Income	$97,939	$58,410	$49,314

Net income per share(1) :
Basic	$3.51	$2.08	$1.74
Diluted	3.40	2.04	1.72

(1)	All amounts have been restated to reflect a 100% stock dividend on 12/15/03.

Condensed Statements of Cash Flows

YEARS ENDED DECEMBER 31	2004	2003	2002

(dollars in thousands)

C A S H F L O W S F R O M O P E R A T I N G A C T I V I T I E S
Net income	$97,939	$58,410	$49,314
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5	11	15
Securities gains, net	(31,582)	(1,112)	(951)
Deferred income tax expense (benefit)	7,711	(2,089)	96
Decrease (increase) in other assets	14,570	(1,549)	504
Increase (decrease) in other liabilities	4,792	(927)	(1,683)
Equity in undistributed net income of subsidiary	(46,703)	(20,499)	(34,121)

Net Cash Provided by Operating Activities	46,732	32,245	13,174

C A S H F L O W S F R O M I N V E S T I N G A C T I V I T I E S
Proceeds from sales of available -for-sale securities	15,079	10,883	2,335
Purchases of available -for-sale securities	(21,109)	(3,954)	(2,329)
Purchases of premises and equipment	—	(5)	(6)
Investment in subsidiary trusts	(2,321)	(5,337)	—
Loan participations funded, net	(10,702)	—	—
Capital infusion to subsidiary bank	(42,000)	(172,500)

Net Cash Used in Investing Activities	(61,053)	(170,913)	—

C A S H F L O W S F R O M F I N A N C I N G A C T I V I T I E S
Issuance of debt	77,321	177,837	—
Repayment of debt	(35,000)	(9,000)	(4,000)
Increase (decrease) in borrowings, net	5,500	(1,375)	1,375
Stock option exercises/settlements	791	471	—
Equity increase from subsidiary equity compensation plans	5,185	—	—
Retirements of common shares	(10,821)	(5,243)	(1,698)
Cash dividends paid on common shares	(33,140)	(18,548)	(8,918)

Net Cash Provided by (Used in) Financing Activities	9,836	144,142	(13,241)

Net (Decrease) Increase in Cash and Cash Equivalents	(4,485)	5,474	(67)
Cash and cash equivalents at beginning of year	5,879	405	472

Cash and Cash Equivalents at End of Year	$1,394	$5,879	$405

NOTE 18 : QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of quarterly financial information for the years ended December 31, 2004 and 2003:

	YEAR ENDED DECEMBER 31, 2004				YEAR ENDED DECEMBER 31, 2003
	FOURTH	THIRD	SECOND	FIRST	FOURTH	THIRD	SECOND	FIRST
	QUARTER	QUARTER	QUARTER	QUARTER	QUARTER	QUARTER(1)	QUARTER(1)	QUARTER(1)

(dollars in thousands, except per-share data)
Interest income	$67,385	$53,614	$50,328	$50,732	$49,175	$43,887	$38,930	$38,247
Interest expense	24,310	17,650	14,685	13,950	13,301	11,260	10,776	11,475

Net Interest Income	43,075	35,964	35,643	36,782	35,874	32,627	28,154	26,772

Provision for loan losses	—	—	—	—	—	—	—	—

Net Interest Income After Provision for Loan Losses .	43,075	35,964	35,643	36,782	35,874	32,627	28,154	26,772
Noninterest income, excluding securities gains/(losses)	3,735	3,350	3,498	3,483	3,627	3,612	3,592	3,722
Securities gains/(losses), net	6,932	16,527	12,636	1,254	68	1,634	766	(101)
Noninterest expense	14,872	12,851	14,314	14,236	14,180	13,067	12,584	12,702

Income Before Taxes	38,870	42,990	37,463	27,283	25,389	24,806	19,928	17,691
Income tax expense	11,599	14,833	12,887	9,348	8,532	8,338	6,636	5,898

Net Income Available to Common Shareholders	$27,271	$28,157	$24,576	$17,935	$16,857	$16,468	$13,292	$11,793

Net income per share:(2)
Basic	$0.98	$1.01	$0.88	$0.64	$0.60	$0.59	$0.47	$0.42
Diluted	0.95	0.98	0.85	0.62	0.59	0.58	0.46	0.41

(1)	Restated to reflect the adoption of SFAS No. 123.

(2)	All amounts have been restated to reflect a 100% stock dividend on 12/15/03.

Common Stock Market Information and Dividend Highlights (Unaudited)

	YEAR ENDED DECEMBER 31, 2004				YEAR ENDED DECEMBER 31, 2003
	FOURTH	THIRD	SECOND	FIRST	FOURTH	THIRD	SECOND	FIRST
	QUARTER	QUARTER	QUARTER	QUARTER	QUARTER	QUARTER	QUARTER	QUARTER

Stock price range
High	$50.50	$46.20	$41.86	$41.25	$32.09	$27.30	$25.34	$22.45
Low	42.76	39.25	36.50	31.20	27.12	24.17	19.99	19.73
Close	48.01	43.13	41.11	40.29	31.02	26.74	24.07	19.96
Cash dividends declared	0.313	0.313	0.313	0.313	0.250	0.250	0.250	0.080

All amounts have been restated to reflect a 100% stock dividend on 12/15/03.

Corus’ common stock is a NASDAQ National Market Issue trading under the ticker symbol CORS.

REPORT of INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of Corus Bankshares, Inc.

We have audited the accompanying consolidated balance sheets of Corus Bankshares, Inc. and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Corus Bankshares, Inc. and subsidiary as of December 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Corus Bankshares, Inc.’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 25, 2005, expressed an unqualified opinion thereon.

Chicago, Illinois
February 25, 2005

REPORT of INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of Corus Bankshares, Inc.

     We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that Corus Bankshares, Inc. maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Corus Bankshares, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.

     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

     In our opinion, management’s assessment that Corus Bankshares, Inc. maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, Corus Bankshares, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004 based on the COSO criteria.

     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the 2004 consolidated financial statements of Corus Bankshares, Inc. and our report dated February 25, 2005, expressed an unqualified opinion thereon.

Chicago, Illinois
February 25, 2005

management’s report on internal control over financial reporting

Management of Corus Bankshares, Inc. (“Corus”) is responsible for establishing and maintaining adequate internal control over financial reporting pursuant to the rules and regulations of the Securities and Exchange Commission. Corus’ internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with U.S. generally accepted accounting principles. Internal control over financial reporting includes those written policies and procedures that:

•	pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the company;

•	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles;

•	provide reasonable assurance that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and

•	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the consolidated financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

     Management assessed the effectiveness of Corus’ internal control over financial reporting as of December 31, 2004. Management based this assessment on criteria for effective internal control over financial reporting described in Internal Control-Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission. Management’s assessment included an evaluation of the design of Corus’ internal control over financial reporting and testing of the operational effectiveness of its internal control over financial reporting. Management reviewed the results of its assessment with the Audit Committee of our Board of Directors.

     Based on this assessment, management determined that, as of December 31, 2004, Corus maintained effective internal control over financial reporting.

     Ernst & Young LLP, an independent registered public accounting firm who audited and reported on the consolidated financial statements of Corus, included in this annual report an attestation report on management’s assessment of Corus’ internal control over financial reporting.

February 15, 2005

management’s discussion and analysis of financial statements

EARNINGS SUMMARY

Corus Bankshares, Inc. (“Corus”) reported net income of $97.9 million in 2004, compared with $58.4 million and $49.3 million in 2003 and 2002, respectively. This translates to diluted earnings per share of $3.40, $2.04, and $1.72 for 2004, 2003, and 2002, respectively (the earnings per share for 2002 has been restated to reflect a 100% stock dividend on December 15, 2003). Return on average common equity was 17.4% for 2004, 11.6% for 2003, and 10.6% for 2002. The return on average assets was 2.4% in 2004, compared with 2.0% and 1.9% in 2003 and 2002, respectively.

Net Interest Income and Net Interest Margin

The principal source of earnings for Corus is net interest income, the difference between interest income and fees on earning assets and interest expense on deposits and borrowings. The related net interest margin represents net interest income, on a tax-equivalent basis, as a percentage of average earning assets during the period. The table on the following page presents Corus’ consolidated average balance sheets and net interest income and reflects the average yield on assets and cost of liabilities for the last three years. The yields and costs are adjusted for the accretion or amortization of deferred fees. Interest income on nonaccrual loans is reflected either in the year collected or when collection of the associated principal is no longer in question. Such amounts are not material to net interest income or net change in net interest income in any year. While nonaccrual loans are included in the average balances, they do not have a material effect on the average yield.

     For the twelve months ended December 31, 2004, Corus’ net interest income rose to $151.5 million, compared to $123.4 million for 2003, an increase of 22.7%. The increase was attributable primarily to growth in average loans outstanding. Another factor contributing to the growth in net interest income was a rise in the yield on commercial real estate loans in 2004 as compared to 2003. The increased yield resulted from a complex mixture of various factors including (1) an increased focus on condominium loans which tend to have higher yields than other property types and (2) faster payoffs of all types of loans causing the associated loan fees to be amortized over a shorter time period. The fees typically relate to points paid at closing where the recognition of income is deferred and amortized ratably over the term of the loan. In 2004, loan fees recorded in income totaled $43.6 million, compared to $30.7 million in 2003 and $20.8 million in 2002.

     For the twelve months ended December 31, 2004, Corus’ net interest margin decreased by 45 basis points compared to the prior year. The decrease in net interest margin was primarily the result of deposits increasing quite a bit faster than loans outstanding. The deposits not being used to support loan growth are invested in safe short-term investments that have yields comparable to what is being paid on the deposits. Therefore, we generate essentially no net interest income from those deposits. The mix of these zero margin funds with our normal business has a negative impact on the overall net interest margin. With that said, deposits are the lifeblood of our bank and we are extremely pleased to have been able to achieve such strong deposit growth.

     In 2003, Corus’ net interest income grew by 25.6% and net interest margin increased by 40 basis points compared to the prior year. These increases were achieved in spite of the fact that the Federal Reserve cut interest rates twice, for a combined 75 basis points, from the fourth quarter of 2002 to the fourth quarter of 2003. The increases resulted primarily from strong loan growth which allowed the Company to invest a greater percentage of assets in loans. Loans are, of course, Corus’ highest yielding asset.

AVERAGE BALANCE SHEETS and NET INTEREST MARGIN

	2004			2003			2002
	AVERAGE	INTEREST	YIELD/	AVERAGE	INTEREST	YIELD/	AVERAGE	INTEREST	YIELD/
YEARS ENDED DECEMBER 31	BALANCE	AND FEES	COST	BALANCE	AND FEES	COST	BALANCE	AND FEES	COST
(dollars in thousands)
ASSETS
Earning assets:
Federal funds sold	$1,110,797	$16,335	1.47%	$465,794	$4,912	1.05%	$454,939	$7,486	1.65%
Taxable securities other than common stocks	150,161	5,004	3.33%	193,827	7,537	3.89%	294,091	11,847	4.03%
Common stocks (1)	202,213	8,657	4.28%	159,082	7,312	4.60%	161,487	6,624	4.10%
Tax-advantaged securities(2)	2,202	138	6.27%	1,099	98	8.88%	1,135	102	8.95%
Trading account securities	26,162	496	1.90%	70,590	735	1.04%	26,647	449	1.68%
CRE loans, net(3)	2,324,465	182,775	7.86%	1,838,766	136,926	7.45%	1,400,588	108,144	7.72%
Other loans, net	137,325	11,129	8.10%	161,739	14,839	9.17%	207,953	20,195	9.71%

Total Earning Assets	3,953,325	224,534	5.68%	2,890,897	172,359	5.96%	2,546,840	154,847	6.08%

Noninterest-reaming assets:
Cash and due from banks — noninterest-bearing	85,923			76,118			78,004
Allowance for loan losses	(37,109)			(36,221)			(39,444)
Premises and equipment, net	26,082			27,426			28,991
Other assets, including goodwill	22,131			25,801			25,038

Total Assets	$4,050,352			$2,984,021			$2,639,429

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits — interestbearing:
Money market deposits	$1,312,627	$26,707	2.03%	$981,291	$16,393	1.67%	$892,814	$18,030	2.02%
Retail certificates of deposit	650,523	15,340	2.36%	408,670	10,350	2.53%	410,335	14,843	3.62%
Brokered certificates of deposit	549,860	14,554	2.65%	392,541	14,636	3.73%	277,210	17,128	6.18%
NOW deposits	250,455	2,939	1.17%	174,915	1,268	0.72%	119,331	573	0.48%
Savings deposits	167,117	830	0.50%	166,815	1,189	0.71%	156,861	2,222	1.42%

Total Interest-Bearing Deposits	2,930,582	60,370	2.06%	2,124,232	43,836	2.06%	1,856,551	52,796	2.84%
Longterm debt — subordinated debentures	208,329	9,354	4.49%	42,952	1,812	4.22%	—	—	—%
Other borrowings	36,380	871	2.39%	41,099	1,164	2.83%	51,572	1,795	3.48%

Total Interest-Bearing Liabilities	3,175,291	70,595	2.22%	2,208,283	46,812	2.12%	1,908,123	54,591	2.86%
Noninterest-bearing liabilities and shareholders’ equity:
Noninterest-bearing deposits	254,970			231,842			225,405
Other liabilities	56,645			39,320			38,532
Shareholders’ equity	563,446			504,576			467,369

Total Liabilities and Shareholders’ Equity	$4,050,352			$2,984,021			$2,639,429

Earning assets	$3,953,325	$224,534	5.68%	$2,890,897	$172,359	5.96%	$2,546,840	$154,847	6.08%
Interest-bearing liabilities	3,175,291	70,595	2.22%	2,208,283	46,812	2.12%	1,908,123	54,591	2.86%

Net Interest Spread		$153,939	3.46%		$125,547	3.84%		$100,256	3.22%

Net Interest Margin			3.89%			4.34%			3.94%

     Tax equivalent adjustments are based on a federal income tax rate of 35%.

(1)	Dividends on the common stock portfolio include a tax equivalent adjustment of $2.4 millon, $2.0 millon, and $1.8 million for 2004, 2003, and 2002, respectively.

(2)	Interest income on tax-advantaged securities includes a tax equivalent adjustment of $42,000, $34,000, and $36,000 for 2004, 2003, and 2002, respectively.

(3)	Interest income on tax-advantaged loans includes a tax equivalent adjustment of $64,000, $85,000, and $120,000 for 2004, 2003, and 2002, respectively. Unremitted interest on nonaccrual loans is not included in the amounts. Includes net interest income derived from interest rate swap contracts.

The following table, which presents the components of changes in net interest income by volume and rate, provides further evidence supporting the preceding discussion.

Net Interest Income Volume/Rate Analysis

	2004 COMPARED TO 2003			2003 COMPARED TO 2002
	CHANGE DUE TO(1)			CHANGE DUE TO(1)
YEARS ENDED DECEMBER 31	VOLUME	RATE	TOTAL	VOLUME	RATE	TOTAL
(dollars in thousands)
Federal funds sold	$8,144	$3,279	$11,423	$147	$(2,720)	$(2,573)
Investment securities (2)(3)	(1,634)	247	(1,387)	(2,241)	(1,099)	(3,340)
Loans, net of unearned discount (3)(4)	35,664	6,475	42,139	30,504	(7,079)	23,425

Total Increase (Decrease) in Interest Income	42,174	10,001	52,175	28,410	(10,898)	17,512

Money market deposits	6,139	4,175	10,314	1,632	(3,269)	(1,637)
Retail certificates of deposit	5,914	(924)	4,990	(51)	(4,442)	(4,493)
Brokered certificates of deposit	5,015	(5,097)	(82)	5,713	(8,205)	(2,492)
NOW deposit	717	954	1,671	335	360	695
Savings deposits	2	(361)	(359)	106	(1,139)	(1,033)
Borrowings	6,201	1,048	7,249	1,140	41	1,181

Total Increase (Decrease) in Interest Expense	23,988	(205)	23,783	8,875	(16,654)	(7,779)

Increase in Net Interest Income	$18,186	$10,206	$28,392	$19,535	$5,756	$25,291

(1)	The net changes attributable to the combined impact of volume and rate have been allocated equally to both volume and rate.

(2)	Dividends on the common stock portfolio reflect a tax equivalent adjustment for the 70% dividends received deduction.

(3)	Interest income on tax-advantaged loans and securities reflects a tax equivalent adjustment based on an income tax rate of 35%.

(4)	Includes net interest income derived from interest rate swap contracts.

Finally, the following table shows Corus’ average earning assets for the last three years.

Average Earning Assets

	2004		2003		2002
YEARS ENDED DECEMBER 31	AMOUNT	PERCENT	AMOUNT	PERCENT	AMOUNT	PERCENT
(dollars in thousands)
Loans:
Commercial real estate:
Senior construction	$1,166,436	29.5%	$694,961	24.0%	$561,918	22.1%
Senior non-construction	1,102,392	27.9%	1,103,312	38.2%	799,263	31.4%
Mezzanine	55,637	1.4%	40,493	1.4%	39,407	1.5%

Total Commercial Real Estate	2,324,465	58.8%	1,838,766	63.6%	1,400,588	55.0%
Commercial	77,986	2.0%	78,744	2.7%	84,663	3.3%
Residential real estate and other	59,339	1.5%	82,995	2.9%	123,290	4.8%

Total Loans	2,461,790	62.3%	2,000,505	69.2%	1,608,541	63.1%

Federal funds sold	1,110,797	28.1%	465,794	16.1%	454,939	17.9%
Common stocks	202,213	5.1%	159,082	5.5%	161,487	6.4%
Securities other than common stocks	178,525	4.5%	265,516	9.2%	321,873	12.6%

Total Earning Assets	$3,953,325	100.0%	$2,890,897	100.0%	$2,546,840	100.0%

Noninterest Income

For 2004, Corus reported $51.4 million of total noninterest income compared to $16.9 million in 2003 and $23.1 million in 2002. The fluctuations from year to year are primarily the result of securities gains. Excluding securities gains, noninterest income decreased in 2004 and 2003 by 3.4% and 8.0%, respectively.

Noninterest Income

				2004/2003	2003/2002
YEARS ENDED DECEMBER 31	2004	2003	2002	CHANGE	CHANGE
(dollars in thousands)
Service charges on deposit accounts	$11,438	$11,878	$12,065	(3.7)%	(1.5)%
Securities gains, net	37,349	2,366	7,258	NM	(67.4)%
Other	2,628	2,676	3,756	(1.8)%	(28.8)%

Total Noninterest Income	$51,415	$16,920	$23,079	203.9%	(26.7)%

Noninterest Income, Excluding Securities Gains, Net	$14,066	$14,554	$15,821	(3.4)%	(8.0)%

NM – Not Meaningful

Service Charges on Deposit Accounts In 2004, service charge income decreased $440,000, or 3.7%, to $11.4 million. The decrease resulted primarily from two factors. First, net fees earned from business accounts declined due to the impact of increases in short-term interest rates, which result in higher earnings credits to the customers and lower net service charge income to Corus. Second, fees earned from personal accounts declined as the bank decided to eliminate service charges for both Internet Banking and Bill Payment services in 2004. The decrease from 2002 to 2003 resulted mostly from higher earnings credits to business accounts due to a rise in average balances.

Securities Gains, Net In 2004, net security gains totaled $37.3 million, compared to $2.4 million and $7.3 million in 2003 and 2002, respectively.

Securities Gains, Net

YEARS ENDED DECEMBER 31	2004	2003	2002
(dollars in thousands)
Gains on common stocks	$31,582	$10,074	$951
Trading account gains/( losses), net	4,229	694	(626)
Charge for “other than temporary” impairment	—	(8,962)	—
Sales of securities at subsidiary bank	13	—	3,814
Mark-to-market adjustments on non-hedge derivatives	1,525	560	3,119

Total Securities Gains, Net	$37,349	$2,366	$7,258

Gains on Common Stocks Gains on common stocks relate to Corus’ common stock portfolio of various financial industry companies. Gains or losses are recognized either when the investment is sold or when the company is acquired by another company. During 2004, $10.1 million in gains were recognized due to sales while $21.5 million in gains were the result of third party stock-for-stock acquisitions of companies in which Corus held an equity investment. The gains from third party acquisitions are recognized regardless of whether the acquisition price is paid in cash or stock. Note that gains from stock-for-stock transactions have neither a cash flow nor net tax impact; this is GAAP treatment for accounting for stock-for-stock acquisitions. In 2003, $7.3 million in gains were recognized due to sales while $2.8 million in gains were the result of third party stock-for-stock acquisitions.

Trading Account Gains/(Losses), Net From time to time, the Company may enter into security transactions in anticipation of taking gains on short-term price movements. Such securities are classified on our books as trading securities. Eligible trading securities include Treasury securities, agency securities and interest rate derivatives. All open trading positions are monitored closely by senior management and “loss limits” are in place to reduce potential losses.

     Securities purchased for trading purposes are, at the time of purchase, clearly indicated as Trading Account securities on the Company’s books. Taking any action that would require the reclassification of any security to another classification after it has been initially designated as trading, available-for-sale, or held-to-maturity, is against the Bank’s policy and requires approval by the Bank’s Board of Directors.

     For the years ended December 31, 2004 and 2003, the Company realized net gains of $4.2 million and $694,000, respectively, and a net loss of $626,000 in 2002 related to this trading.

Charge for “Other Than Temporary” Impairment In the first quarter of 2003, Corus recorded a charge of $9.0 million related to “other than temporary” declines in value of certain common stocks held at the Bank Holding Company. It is important to point out that this charge was not as a result of the Company selling the associated stocks, but rather an accounting entry with no cash flow or tax implications. This charge was recorded in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” and as further defined by the Securities and Exchange Commission Staff Accounting Bulletin No. 59, “Accounting for Noncurrent Marketable Equity Securities.”

     Corus’ policy for marketable equity securities is to recognize impairment losses on individual securities when either the security has been in a loss position at the close of each trading day during six consecutive months as of any quarter end or when a security suffers a rapid and material decrease in value and Corus determines the loss to be reasonably permanent in nature. Corus evaluates its investments for other than temporary declines in value on a lot-by-lot basis, meaning that if there are multiple purchases of a certain security, each purchase is evaluated individually.

Mark’to-Market Adjustments on Non-Hedge Derivatives For years ended December 31, 2004, 2003, and 2002, the Bank recorded gains of $1.5 million, $560,000, and $3.1 million, respectively, from mark-to-market adjustments on non-hedge derivatives. These adjustments resulted primarily from basis swaps held by Corus, which were sold in April 2004. Mark-to-market adjustments associated with the remaining non-hedge derivatives have been, and are expected to remain, immaterial.

Other Income

Other income consists primarily of ATM fees, safe deposit box rental income and other various customer fees. Other income was essentially unchanged from 2003 to 2004. In 2002, Corus received a $1.0 million payment associated with the sale of the trust and investment management business in 2000. Corus agreed, in lieu of ongoing contingent “earn-out” payments, to accept the one-time final payment of $1.0 million. Absent this one-time payment, other income for 2002 is in line with subsequent years.

Noninterest Expense

For 2004, total noninterest expense increased $3.7 million, or 7.1%, to $56.3 million. See discussion below for analysis by expense category.

Noninterest Expense

				2004/2003	2003/2002
YEARS ENDED DECEMBER 31	2004	2003	2002	CHANGE	CHANGE
(dollars in thousands)
Salaries and employee benefits	$38,458	$34,426	$29,672	11.7%	16.0%
Net occupancy	3,764	4,231	3,839	(11.0)%	10.2%
Data processing	2,435	2,722	2,445	(10.5)%	11.3%
Depreciation — furniture and equipment	1,750	1,823	2,448	(4.0)%	(25.5)%
Other	9,866	9,331	9,068	5.7%	2.9%

Total Noninterest Expense	$56,273	$52,533	$47,472	7.1%	10.7%

Efficiency ratio	33.5%	37.5%	40.9%

Salaries and Employee Benefits In 2004, salaries and benefits increased $4.0 million, or 11.7%, compared to the prior year. The increase in salaries and benefits is largely attributable to increases in commission-based commercial loan officer compensation of $2.7 million. This includes both amounts paid during the year and expenses related to deferred portions of the commercial loan officers’ commissions. All deferred commissions are fully accrued in the year in which they are earned (although payment is deferred for nine years).

     Salaries, other than the commission-based commercial loan officer compensation, increased for the year by $1.1 million, or 5.4%. This increase was driven by a combination of additional retail personnel to support the dramatic deposit growth and increased compensation associated with the conversion of our core data processing system.

     In 2003, salaries and benefits increased $4.8 million, or 16.0% compared to the prior year, driven primarily by two factors. First, officer salaries and bonuses increased $2.8 million compared to 2002 due to increases in commissions earned by the commercial loan officers. Second, Corus began expensing stock options using the fair-value method in 2003. Under the modified prospective method allowed by SFAS No. 123/148, the expense is recorded beginning in the year of adoption. Thus, prior year results reflect only those minimal amounts recorded in accordance with the previous methodology. The increase in stock option expense for 2003 compared to 2002 was $1.6 million.

     Corus continues to focus on effectively controlling compensation expense by paying a limited number of talented people a premium over market salaries rather than staffing at higher peer-group levels. This policy results in higher employee productivity and an increased willingness to accept more responsibility in carrying out Corus’ goals and objectives.

Net Occupancy In 2004, net occupancy decreased by $467,000, or 11%, to $3.8 million compared to 2003 predominantly due to amortizing expenses that ended in 2003. In 2003, net occupancy expense increased by $392,000 compared to 2002 due to an increase in real estate taxes and building maintenance and repairs.

Data Processing In 2004, data processing decreased by $287,000, or 10.5%, to $2.4 million compared to 2003. The decrease was due to the savings provided by implementing a new core data processing system in the second quarter of 2004. Further savings are anticipated in the future with 2005 costs estimated to be $1.5 to $1.8 million.

     In 2003, data processing increased $277,000, or 11.3%, to $2.7 million primarily due to an increase in incremental ATM/debit card transaction costs of $133,000. Other factors contributing to the increase were expenses incurred relating to customizing imaging statements and converting data processing systems.

Furniture and Equipment Depreciation In 2004, depreciation of furniture and equipment remained relatively flat compared to 2003. In 2003, depreciation of furniture and equipment decreased to $1.8 million, a decrease of $625,000, or 25.5%. Corus utilizes accelerated depreciation methods which, due to the purchase of a $1.6 million document imaging and statement rendering system in 2002, resulted in an unusually high amount of depreciation in 2002. In addition, 2003 reflects the lower depreciation amounts associated with assets approaching the end of their useful lives.

Other Expenses Other noninterest expense consists of various expenses, the most significant being: audits &. exams, stationery &. supplies, legal &. professional, equipment repairs &. maintenance, advertising, armored courier costs, postage, and correspondent bank charges.

     In 2004, other expenses increased by $535,000, or 5.7%, to $9.9 million compared to 2003. The increase is primarily incremental audit fees in excess of $500,000. The audit fee increases were directly attributable to the cost of additional resources needed for the implementation of the internal control review required by Section 404 of the Sarbanes-Oxley Act of 2002.

     In 2003, other expenses increased by $263,000, or 2.9%, to $9.3 million compared to 2002. The increase is attributable to increases in legal and professional expenses associated with the commercial overdraft collection activities and an increase in equipment repairs &. maintenance for the year. This was partially offset by decreased expenses related to lower levels of other real estate owned properties.

Efficiency Ratio The banking industry uses a standard known as the “efficiency ratio” to measure a bank’s operational efficiency. The ratio is derived by dividing gross operating expenses by the sum of fully taxable equivalent net interest and other income, adjusted for securities gains and losses. Corus’ efficiency ratio was 33.5%, 37.5%, and 40.9% in 2004, 2003, and 2002, respectively. Management continues to effectively limit increases in operating expenses as the Company’s revenues grow.

Cost Management Cost management is a fundamental element of Corus’ culture. Management constantly reviews operating expenses to ensure that they are minimized while maintaining a high level of quality customer service. Corus remains committed to identifying additional reductions in costs while maintaining superior customer service and stringent internal controls.

Income Taxes Income tax expense was $48.7 million in 2004, compared to $29.4 million and $24.6 million in 2003 and 2002, respectively. The effective tax rate remained relatively flat at 33.2% in 2004, 33.5% in 2003, and 33.3% in 2002. Differences between the effective tax rate and the statutory federal rate are driven by nontaxable income or nondeductible expenses. For Corus, the most significant item relates to the favorable tax treatment allowed for dividend income — only 30% of dividend income received is taxable. In addition, in 2004, Corus recorded a favorable tax adjustment related to the expiration of certain tax exposure items. This also contributed to the reduction in the effective tax rate. Please refer to Note 9 to Consolidated Financial Statements for a reconciliation of the statutory federal income tax rate to the effective rate.

     Corus’ net deferred tax liability was $18.6 million at December 31, 2004, compared with a net deferred tax liability of $17.5 million at December 31, 2003. The increase was due to the nonmonetary gains recorded on stock-for-stock acquisitions (which are not taxable until cash is received), net of deferred tax benefits associated with deferred compensation.

Inflation The impact of inflation on a financial institution differs significantly from that of an industrial company, as virtually all assets and liabilities of a financial institution are monetary in nature. Monetary items, such as cash, loans and deposits, are those assets and liabilities that are or will be converted into a fixed number of dollars regardless of changes in prices. Management believes the impact of inflation on financial results depends upon Corus’ ability to react to changes in interest rates. Interest rates do not necessarily move in the same direction, or at the same magnitude, as the prices of other goods and services. Management seeks to manage the relationship between interest-sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

Common Stocks

At December 31, 2004, Corus held investments in the common stocks of 27 financial industry companies valued at $219.1 million, including net unrealized gains of $90.5 million.

The following is a list of Corus’ holdings as of December 31, 2004:

	TICKER		MARKET	PERCENTAGE OF
CORPORATION	SYMBOL	SHARES HELD	VALUE	PORTFOLIO
(dollars in thousands)
Amcore Financial Inc.	AMFI	142,500	$4,586	2.1%
Amsouth Bancorporation	ASO	466,015	12,070	5.5
Associated Banc Corp.	ASBC	121,179	4,027	1.8
Bank of America Corp.	BAC	670,594	31,511	14.4
Bank of New York Co. Inc.	BK	100,000	3,342	1.5
Banknorth Group Inc.	BNK	90,000	3,294	1.5
BB&T Corp.	BBT	33,736	1,418	0.6
Citigroup Inc.	C	225,000	10,840	5.0
City National Corp.	CYN	84,000	5,935	2.7
Comerica Inc.	CMA	339,300	20,704	9.5
Commerce Bancshares Inc.	CBSH	29,915	1,502	0.7
Compass Bancshares Inc.	CBSS	108,750	5,293	2.4
First Source Corp.	SRCE	18,992	484	0.2
Fremont General Corp.	FMT	650,000	16,367	7.5
Hibernia Corp.	HIB	154,200	4,550	2.1
JP Morgan Chase & Co.	JPM	500,864	19,539	8.9
MAF Bancorp Inc.	MAFB	281,550	12,619	5.8
Mellon Financial Corp.	MEL	100,000	3,111	1.4
Mercantile Bankshares Corp.	MRBK	58,500	3,054	1.4
Merrill Lynch & Co. Inc.	MER	132,000	7,890	3.6
Morgan Stanley Dean Witter & Co.	MWD	82,000	4,553	2.1
National City Corp.	NCC	74,520	2,798	1.3
Provident Bancshares Corp.	PBKS	43,757	1,591	0.7
Regions Financial Corp.	RF	143,554	5,109	2.3
SunTrust Banks Inc.	STI	48,000	3,546	1.6
US Bancorp	USB	268,870	8,421	3.8
Wachovia Corp.	WB	398,191	20,945	9.6

Total			$219,099	100.0%

In 2004, Corus received dividends on the stock portfolio of $6.3 million compared to $5.3 million in 2003. In addition to dividend income, Corus also recognized $31.6 million in security gains in 2004 and $1.1 million in 2003 (net of the charge for “other than temporary” impairment of $9.0 million) related to the common stock portfolio. See Noninterest Income for discussion of treatment of realized and unrealized gains and losses.

Securities Other Than Common Stocks

Corus’ current asset/liability management philosophy is that all current security purchases are classified as available-for-sale or trading. This is due to management’s belief that virtually all securities should be available to be sold in conjunction with our liquidity and asset/liability management strategies.

     At December 31, 2004, securities other than common stocks increased by $204.1 million, or 79.8% from the prior year, due mainly to Corus’ increased investment in U.S. Government and agency notes. As of December 31, 2004, 65.8% of the carrying value of the available-for-sale portfolio with stated maturities was scheduled to mature within one year and 99.3% within five years.

Loans

The following table details the composition of Corus’ loan portfolio:

Loan Portfolio

	2004		2003
DECEMBER 31	AMOUNT	PERCENT	AMOUNT	PERCENT
(dollars in thousands)
Commercial real estate:
Senior non-construction	$1,419,670	51%	$1,207,015	50%
Senior construction	1,101,973	39	1,005,206	41
Mezzanine	111,278	4	53,790	2

Total Commercial Real Estate	2,632,921	94	2,266,011	93
Commercial	109,582	4	98,621	4
Residential real estate and other	51,325	2	69,139	3

Total Loans	$2,793,828	100%	$2,433,771	100%

Commercial Real Estate Lending Commercial real estate loans are comprised of senior non-construction, senior construction, and mezzanine loans. The maturities of senior non-construction loans are typically 1 to 5 years in length. Many of these loans are to borrowers in the business of converting apartments to condominiums. These loans are typically funded at the outset and paid down as the condominiums are sold. Most of the remaining senior non-construction loans are typically amortizing loans collateralized by income-producing properties such as hotels, office buildings or apartment projects.

Senior construction loans typically have maturities of 24 to 36 months and are funded throughout the term as construction progresses. Mezzanine loans are essentially second mortgage loans on commercial real estate projects, almost always subordinate to a Corus first mortgage loan (as opposed to a third party’s). Interest rates charged for mezzanine loans are considerably higher than those charged for typical commercial real estate loans, but they also carry additional risk.

The commercial real estate lending activity primarily finances one of four types of real estate: condominiums, hotels, office buildings, and apartment projects. Corus loans finance projects in major markets nationwide with a target loan size from $20 million to $135 million.

     At December 31, 2004, funded commercial real estate loans totaled $2.6 billion, an increase of $367 million, or 16%, compared to the prior year. This, however, only reflects actual balances outstanding, which excludes commitments. While not yet funded, commitments, which consist of unfunded loan amounts and commitment letters issued, are also a significant part of the loan portfolio. Including commitments, the commercial loan portfolio totals $5.3 billion.

The following table provides a reconciliation of commercial real estate loans outstanding to the total including commitments:

Commercial Real Estate Loans Outstanding Including Commitments

	2004		2003
DECEMBER 31	AMOUNT	PERCENT	AMOUNT	PERCENT
(dollars in thousands)

Funded loans, net	$2,632,921	50%	$2,266,011	59%
Commitments:
Loans	2,575,519	48	1,168,115	31
Commitment letters	88,000	2	375,865	10
Letters of credit	12,937	—	10,502	—

Total	$5,309,377	100%	$3,820,493	100%

Corus’ commitments are primarily comprised of unfunded commitments under commercial real estate senior construction loans. While committed amounts are useful for period-to-period comparisons, caution should be used in attempting to use commitments as a basis for predicting future outstanding balances.

Commercial Real Estate Loans — Originations Corus originated 84 loans with commitments aggregating $4.1 billion in 2004, which more than doubles the dollar volume of originations in 2003 of 62 loans aggregating $1.8 billion. To clarify, an origination occurs when a loan closes with the origination amount equaling Corus’ full commitment under that loan. Since many of Corus’ loans are for construction projects, the funds are often not drawn by the borrower at the closing but rather over an extended period of time. Due to this characteristic, coupled with the rather unpredictable nature of loan paydowns/payoffs (collectively referred to as “paydowns”), attempting to use loan originations as a proxy for loan growth is not advisable.

Commercial Real Estate Loans — Paydowns Total paydowns in the twelve months ended December 31, 2004, were $2.1 billion. This compares to total paydowns of $0.9 billion in the same period of 2003. The timing of loan paydowns is inherently difficult to predict. With that said, we expect that our paydowns will generally trend higher as our loan portfolio increases in size.

The following tables break out loans by size, property type, and location:

Commercial Real Estate Loans — By Total Commitment

	2004					2003
		LOANS		TOTAL			LOANS		TOTAL
		OUTSTANDING		COMMITMENT(1)			OUTSTANDING		COMMITMENT(1)
	NUMBER					NUMBER
DECEMBER 31	OF LOANS	AMOUNT	%	AMOUNT	%	OF LOANS	AMOUNT	%	AMOUNT	%

(dollars in millions)

$80 million and above	13	$326	12%	$1,261	24%	3	$95	4%	$254	7%
$60 million to $80 million	12	401	15%	833	16%	13	367	16%	868	22%
$40 million to $60 million	26	632	24%	1,256	23%	17	460	20%	802	21%
$20 million to $40 million	38	694	26%	1,133	21%	40	787	35%	1,126	30%
$1 million to $20 million	87	591	23%	835	16%	89	538	24%	748	20%
Less than $1 million	130	25	1%	27	1%	188	44	2%	47	1%
Deferred fees/other discounts	N/A	(36)	(1)%	(36)	(1)%	N/A	(25)	(1)%	(25)	(1)%

Total	306	$2,633	100%	$5,309	100%	350	$2,266	100%	$3,820	100%

(1) Includes both funded and unfunded commitments, letters of credit, and outstanding commitment letters.

Commercial Real Estate Loans — By Property Type

	2004					2003
		LOANS		TOTAL			LOANS		TOTAL
		OUTSTANDING		COMMITMENT(1)			OUTSTANDING		COMMITMENT(1)
	NUMBER					NUMBER
DECEMBER 31	OF LOANS	AMOUNT	%	AMOUNT	%	OF LOANS	AMOUNT	%	AMOUNT	%

(dollars in millions)

Condominium	103	$1,766	67%	$4,014	76%	55	$826	36%	$1,873	49%
Hotel	31	427	16%	585	11%	40	534	24%	714	19%
Office	12	116	4%	307	6%	21	373	16%	549	15%
Rental apartment	9	239	9%	295	5%	15	332	15%	429	11%
Other	21	96	4%	117	2%	31	182	8%	233	6%
Loans less than $1 million	130	25	1%	27	1%	188	44	2%	47	1%
Deferred fees/other discounts	N/A	(36)	(1)%	(36)	(1)%	N/A	(25)	(1)%	(25)	(1)%

Total	306	$2,633	100%	$5,309	100%	350	$2,266	100%	$3,820	100%

(1) Includes both funded and unfunded commitments, letters of credit, and outstanding commitment letters.

Commercial Real Estate Loans – By Major Metropolitan Area

	2004					2003
		LOANS		TOTAL			LOANS		TOTAL
	NUMBER	OUTSTANDING		COMMITMENT(1)		NUMBER	OUTSTANDING		COMMITMENT(1)
DECEMBER 31	OF LOANS	AMOUNT	%	AMOUNT	%	OF LOANS	AMOUNT	%	AMOUNT	%
(dollars in millions)
California
Los Angeles	19	$230	9%	$534	10%	25	$355	16%	$505	13%
San Diego	10	99	4%	324	6%	8	105	5%	142	4%
San Francisco	7	58	2%	197	4%	7	102	4%	201	5%
Sacramento	1	42	1%	45	1%	2	61	3%	76	2%

California Total	37	429	16%	1,100	21%	42	623	28%	924	24%

Washington, D.C.(2)	30	452	17%	1,023	19%	21	358	16%	694	18%

Miami	23	518	20%	930	18%	9	262	12%	461	12%

New York City	21	296	11%	690	13%	21	261	11%	591	16%

Chicago	26	333	13%	410	8%	40	262	12%	463	12%
Chicago – less than $1 million	121	23	1%	24	—%	177	41	2%	43	1%
Las Vegas	8	113	4%	303	6%	1	1	—%	1	—%

Atlanta	6	45	2%	248	5%	4	6	—%	23	1%
Texas
Houston	6	149	6%	158	3%	6	157	7%	177	5%
Dallas	2	9	—%	15	—%	2	27	1%	39	1%

Texas Total	8	158	6%	173	3%	8	184	8%	216	6%

Other(3)	26	302	11%	444	8%	27	293	12%	429	11%
Deferred fees/other discounts	N/A	(36)	(1)%	(36)	(1)%	N/A	(25)	(1)%	(25)	(1)%

Total	306	$2,633	100%	$5,309	100%	350	$2,266	100%	$3,820	100%

(1)	Includes both funded and unfunded commitments, letters of credit, and outstanding commitment letters.

(2)	Includes northern Virginia and Maryland loans.

(3)	No other metropolitan area exceeds three percent of the total.

While the average loan commitment at December 31, 2004, was $17 million, the top 35 loans had an average commitment of $75 million, and made up 50% of the portfolio.

Commercial Real Estate Loans – Loans Pending Finally, the following table presents a comparison of Corus’ loans pending listed in descending order with respect to stage of completion. In other words, a prospective loan categorized as Commitment Accepted is essentially one step away from closing while a prospective loan classified as Discussion Pending is in its earliest stages.

Commercial Real Estate Loans Pending

	2004		2003
	NUMBER		NUMBER
DECEMBER 31	OF LOANS	AMOUNT	OF LOANS	AMOUNT
(dollars in millions)
Commitment accepted	2	$53	3	$94
Commitment offered	1	35	6	282
Application received	14	794	9	305
Application sent out	18	1,175	8	451
Term sheet issued	45	2,626	36	1,715
Discussion pending	—	—	5	115

Total	80	$4,683	67	$2,962

In total, loans pending have increased significantly from the prior year. It has been the Company’s experience that pending loans that reach the Application Received stage are highly likely to ultimately close.

Commercial Lending Commercial loans are primarily loans to Corus’ customers in the check cashing industry. Balances fluctuate based on seasonal cash requirements and are generally secured by the equity of the check cashing operation.

Other Lending With regard to the remaining portfolio, residential first mortgage, home equity, and student loan balances continue to decline as the Bank continues to allow these portfolios to “run off.” Minimal new originations are expected.

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits

	2004		2003		2004/2003 CHANGE
YEARS ENDED DECEMBER 31	AMOUNT	PERCENT	AMOUNT	PERCENT	AMOUNT	PERCENT
(dollars in thousands)
Money market	$1,661,395	41%	$1,208,784	42%	$452,611	37%
Retail certificates of deposit	1,244,448	30	422,091	15	822,356	195
Brokered certificates of deposit	507,919	12	596,831	21	(88,912)	(15)
Demand	235,700	6	227,960	8	7,740	3
NOW	288,158	7	223,590	8	64,569	29
Savings	162,532	4	167,146	6	(4,614)	(3)

Total	$4,100,152	100%	$2,846,402	100%	$1,253,750	44%

Deposits grew in 2004 by $1.3 billion, or 44%, led by strong growth in retail certificates of deposit. During 2004, Corus increased the interest rates it pays on short-term certificates of deposit (terms of three to twelve months). The competitive interest rates offered by these certificates have proven to be an attractive investment option for many new and existing customers. While the response has been tremendous, management’s challenge is to develop strategies to retain these deposits. As of December 31, 2004, approximately $1.2 billion in retail certificates of deposit mature in under one year as compared to $0.4 billion at December 31, 2003.

     Money market deposits have also grown in 2004, increasing by over 37%. The growth in money market accounts has resulted primarily from the continued success of the tiered interest rate Managed Money Market account, first introduced by Corus in 2002. Managed Money Market accounts total $1.3 billion at December 31, 2004, compared to $0.8 billion at the end of 2003.

Long-Term Debt — Subordinated Debentures

Corus has formed seven wholly owned, yet unconsolidated, finance subsidiaries for the sole purpose of issuing what are commonly referred to as Trust Preferred securities. Trust Preferred securities are a very common form of raising tax-advantaged capital, especially for bank holding companies. While the legal structure of Trust Preferred securities is unfortunately quite complicated, both the essence of these securities and the basis for Corus’ decision to utilize them are actually quite straightforward. Trust Preferred securities are essentially long-term debt (30-year terms) with some unique features.

     The trusts sold a combined $247.5 million of Trust Preferred securities via a private placement, the proceeds of which were “lent” to the Company and secured by subordinated debentures (subordinate to all other debt of the Company but senior to common stock) issued by the Company to the trusts totaling $255.2 million — the difference being Corus’ investment in the Trusts. The funds raised by the issuance of the Trust Preferred securities were, in turn, infused into the Bank as additional capital. Note that the terms for both the Trust Preferred securities and the subordinated debentures are essentially identical.

     As cited above, Trust Preferred securities have several unique attributes. One of the most notable, and the key to the widespread issuance of Trust Preferred securities, is that the Federal Reserve has historically allowed bank holding companies to include, up to certain limits, Trust Preferred securities in the regulatory calculation of capital (what is known as “Tier 1” capital) while providing the issuer with a tax deductible funding vehicle. In addition, Trust Preferred securities: (a) have no financial covenants (except in the event that the Company ever opts to defer payments, as described below), (b) are not “puttable” back to Corus, and (c) include an option for Corus to call them at par beginning five years after issuance and quarterly thereafter (or earlier in the event of certain changes or amendments to regulatory requirements or federal tax rules).

     Corus has the right to defer distributions on the Trust Preferred securities and interest payments on the subordinated debentures for a period not to exceed 20 consecutive quarters without going into default (this provision is subject, however, to certain restrictions with regard to Corus’ ability to make, among other things, dividends, distributions, etc. to holders of Corus common stock). It should be noted that this provision was not negotiated by Corus, but rather is a standard and required feature of Trust Preferred securities in order for the Federal Reserve to allow such instruments to be counted in capital at the bank holding company. While this deferral option is present, Corus does not anticipate that it would be utilized.

     Combined issuance fees for the trusts totaled $1.6 million and are being amortized over the 30-year lives of the securities. Finally, Corus has, through various agreements, essentially fully and unconditionally guaranteed payment of all amounts due under the Trust Preferred securities.

Other Borrowings

As of December 31, 2004, other borrowings consisted primarily of a revolving line of credit for up to $80 million at an interest rate of LIBOR plus 140 basis points. The line of credit matures on June 25, 2006, and is collateralized by 100% of the common stock of the subsidiary bank. The balance outstanding at December 31, 2004, was

$5.5 million. This line of credit is intended to provide the holding company with the necessary financing to fund those loans in which it has purchased a participation from its subsidiary bank.

     The remaining amount outstanding at December 31,2004, of $1.4 million relates to periodic balances associated with Corus’ role of facilitating tax payments for the U.S. Treasury. The balance outstanding at any point in time is a function of tax payments received by the bank compared to how often, and when, the Treasury collects the funds from Corus. Corus pays interest on these borrowings at the Federal Funds Rate less 25 basis points.

     At the end of 2003 the line of credit referred to above was limited to $20 million but Corus also had an outstanding term note in the amount of $35 million. Both the line of credit and term note accrued interest at LIBOR plus 150 basis points.

Shareholders’ Equity

At December 31, 2004 and 2003, Shareholders’ Equity was as follows:

DECEMBER 31	2004	2003
(dollars in thousands)
Common stock	$1,390	$1,402
Surplus	21,243	16,942
Equity — options outstanding	6,737	5,670
Retained earnings	512,844	460,458
Accumulated other comprehensive income	57,377	61,708

Total Shareholders’ Equity	$599,591	$546,180

During 2004, Corus repurchased and retired 265,100 shares at an average price of $40.82 per share. The 2004 repurchases included 139,600 shares purchased under the 1999 repurchase program and 125,500 shares purchased under the new 2004 repurchase program. Under the 2004 program, Corus’ Board of Directors approved the repurchase of up to 1,000,000 shares of common stock, expiring April 2009. The 1999 plan, which was due to expire in November 2004, was terminated. As of December 31, 2004, there were 874,500 remaining shares authorized for repurchase under the current program.

     Surplus increased by $4.3 million primarily due to the impact of the Commercial Loan Officer Commission Program (the “CLO Program”). Under the CLO Program, a portion of the commissions earned is deferred, some in Corus’ common stock. Deferrals in stock are initially recorded as additional surplus. Upon issuance, the par value of the stock is reclassified to common stock. CLO Program stock deferrals in 2004 totaled $3.8 million. Other increases resulted from various activity associated with Corus’ stock option program net of the impact of the stock repurchases mentioned above.

     The increase in Equity — options outstanding was primarily due to the recognition of expense associated with employee stock options that vested in 2004. The balance of the account at December 31, 2004, represents the fair value, based on the Black-Scholes valuation model, of all outstanding vested stock options.

     Retained earnings increased by $52.4 million even after declaring nearly $35 million in dividends to the holders of Corus’ common stock. Dividends declared in 2004 were nearly 50% higher than in 2003.

     Finally, accumulated other comprehensive income decreased by $4.3 million as $31.6 million in previously unrealized security gains on available-for-sale securities was recognized in income. Please refer to the Noninterest Income section of Management’s Discussion and Analysis of Financial Statements for a discussion of the GAAP treatment of security gains.

Various measures of capital were as follows:

	2004		2003
DECEMBER 31	AMOUNT	RATIO	AMOUNT	RATIO
(dollars in thousands)
Common equity (1)	$599,591	11.9%	$546,180	15.0%
Tangible common equity (2)	595,068	11.9	541,657	14.9
Tier 1 leverage (3)	716,891	15.7	639,931	18.7
Tier 1 risk-based capital (4)	716,891	15.4	639,931	17..9
Total risk-based capital (5)	863,788	18..5	730,829	20..5

(1)	Common equity is computed in accordance with generally accepted accounting principles, which includes unrealized gains/(losses) on available-for-sale securities. The ratio is common equity to total year-end assets.

(2)	Common equity less goodwill; computed as a ratio to total year-end assets less- goodwill.

(3)	Tier 1 capital, which is shareholders’ equity less goodwill, disallowed portion of deferred income taxes and unrealized gains on available-for-sale securities; computed as a ratio to average fourth-quarter assets less goodwill, disallowed portion of deferred income taxes and unrealized gains on available-for-sale securities.

(4)	Tier 1 capital; computed as a ratio to risk-adjusted assets.

(5)	Tier 1 capital plus qualifying loan loss allowance and SFAS No. 115 gain; computed as a ratio to risk-adjusted assets.

C R E D I T    R I S K    A N D    A S S E T   Q U A L I T Y

Nonperforming Assets

Nonperforming loans are nonaccrual loans, troubled debt restructurings and 90 days or more past due loans still accruing interest.

Nonperforming Assets

DECEMBER 31	2004	2003
(dollars in thousands)
Nonperforming loans:
Nonaccrual	$76	$7,896
Troubled debt restructurings	23,479	6,436
Loans 90 days or more past due	5,675	1,236

Total nonperforming loans	29,230	15,568

Other real estate owned	44	66

Total Nonperforming Assets	$29,274	$15,634

Nonperforming loans/Total loans	1.05%	0.64%
Nonperforming assets/Total assets	0.58%	0.43%
Allowance for loan losses/Nonperforming loans	112.50%	234.12%

Total nonperforming assets increased by $13.6 million to $29.3 million, compared to December 31, 2003. The increase is primarily due to an increase in Troubled Debt Restructurings (“TDRs”). A TDK is a loan that was restructured in such a way as to provide the borrower with some form of concession relative to market absent a concession from the borrower that is deemed to be approximately proportionate to the lender’s concession. Typically, the lender’s concession is in the form of a lower interest rate, an extended term, or forgiven principal or interest. A borrower’s concession often comes in the form of loan paydowns, and/or additional collateral or guarantees.

     A TDR oftentimes results from situations where the borrower is experiencing financial problems and expects to have difficulty complying with the original terms of the loan. However, once the loan is restructured in a TDR, the prospects of collecting all principal and interest on that loan generally improve, albeit at somewhat less favorable terms to the lender. However, the point to remember is that once a loan becomes a TDR, it generally becomes a safer loan.

     With that said, Corus is required to report the balance of any TDRs under the nonperforming asset category, which strongly implies that these loans are not performing. This is not accurate. The two hotel loans that constitute the $23.5 million TDR balance are current in terms of required payments. No loss is expected.

Allowance for Loan Losses

The Allowance is based on management’s analysis of individual loans, prior and current loss experience, delinquency levels, overall growth in the portfolio, current economic conditions, and other factors.

Allowance for Loan Losses

	2004	2003	2002
(dollars in thousands)
Balance at January 1	$36,448	$36,629	$40,457
Provision for loan losses	—	—	—
Charge-offs	(665)	(3,295)	(6,057)
Recoveries	2,099	3,114	2,229
Reclassification	(5,000)	—	—

Balance at December 31	$32,882	$36,448	$36,629

Loans at December 31	$2,793,828	$2,433,771	$1,741,969
Allowance for loan losses as a percentage of loans	1.18%	1.50%	2.10%

In 2004, there was no provision for loan losses. Management believes this was appropriate given the results of management’s analysis and the balance of the Allowance at December 31, 2004. Additionally, in 2004, Corus reclassified $5.0 million of the Allowance to a separate liability account, representing a reserve for losses associated with unfunded loan commitments.

Net (Charge-off)/Recovery Detail

YEARS ENDED DECEMBER 31	2004	2003	2002
(dollars in thousands)
Commercial — check cashing	$(13)	$(252)	$(559)
Overdraft — check cashing	—	(507)	(2,660)
Commercial real estate	—	—	17
Residential real estate and other	1,447	578	(626)

Total Net (Charge-offs)/Recoveries	$1,434	$(181)	$(3,828)

Net charge-offs associated with the services provided by the Company to customers in the check cashing business totaled $759,000 and $3.2 million in 2003 and 2002, respectively. These relate to a specific control weakness, which has since been corrected.

     Residential real estate and other recoveries reflect the efforts of our residential real estate department personnel to recover as much as possible of the previously charged off amounts.

Commercial Real Estate Loan Net (Charge-off)/Recovery — 10 Year History

COMMERCIAL REAL ESTATE LOAN NET
YEARS ENDED DECEMBER 31	(CHARGE-OFF)/RECOVERY
(dollars in thousands)
2004	$—
2003	—
2002	17
2001	10
2000	42
1999	62
1998	148
1997	(155)
1996	820
1995	(240)

Total Net Recoveries	$704

Corus has had particularly impressive results with commercial real estate lending. In fact, we have actually had zero charge-offs in the past four years, and de minimus charge-offs over the past 10 years. With that said, we do anticipate that at some point we will have charge-offs.

Independent Loan Review

Management contracts for an independent review of its commercial and commercial real estate loan portfolios. This review examines Corus’ loan grading and problem loan identification systems. The loan review function was performed by Crowe Chizek and Company LLC in 2004. The loan review provides verification that risk assessments and problem loan identification systems are functioning adequately. Two reviews were performed in 2004, each covering approximately 40% of the total commitments outstanding (funded plus unfunded loan commitments).

C R I T I C A L  A C C O U N T I N G  P O L I C I E S

Management has determined that one particular accounting policy requires a high level of judgment: the assessment of the Allowance for Loan Losses (the “Allowance”).

     The Allowance is based upon quarterly analyses. The Allowance analyses take into account both reviews of specific credits and an overall assessment of the loan portfolio. Specific reviews are performed in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan,” and can result in a specific reserve for certain impaired loans. For those loans not specifically reviewed, an assessment is performed by loan type (i.e., commercial real estate, construction, commercial, and residential) to determine an inherent loss rate. The inherent loss rate is based primarily on a combination of prior loss experience and delinquency levels (current vs. historical).

     For commercial real estate loans, management believes that Corus’ loss and delinquency experience may not accurately reflect the inherent losses in the portfolio. Accordingly, for commercial real estate loans, Corus utilizes the respective historical rates as published by the Federal Deposit Insurance Corporation (“FDIC”) in its Quarterly Banking Profile publication. The Quarterly Banking Profile provides net charge-off data by loan category, as submitted by financial institutions on their quarterly Call Reports. Based on a review of the types of loans included within each group, the loss rates reported for the groups most comparable to Corns’ commercial real estate portfolio are utilized in the analysis. While Corus has experienced almost zero charge-offs in its commercial real estate loan portfolio over the last 10 years, we are not so naive as to believe that this trend can continue indefinitely. As such, unadjusted industry results are a reasonable basis for estimating the losses inherent in our portfolio.

     In addition to historical loss rates, other factors considered include the level of problem and potential problem loans, trends in volume and terms of loans, changes in risk selection and underwriting standards, experience, ability and depth of lending management, and economic and industry conditions.

     The assessment as to the adequacy of the Allowance is grounded by the assumption that historical experience is a good predictor of future performance. This assumption, while supported by guidance provided by the Financial Accounting Standards Board, the Office of the Comptroller of the Currency, and the Securities and Exchange Commission, may not ultimately be correct. In that event, estimates of inherent losses may differ from actual results.

l i q u i d i t y

Corus’ liquidity policy is to ensure the availability of sufficient funds to accommodate the needs of borrowers and depositors at all times as well as meeting Corus’ financial obligations. This objective is achieved primarily through the maintenance of liquid assets. Liquid assets include cash and cash equivalents, federal funds sold, and marketable securities that can be sold quickly without a material loss of principal.

Parent Company

At December 31, 2004, the parent company had $225.6 million of cash and marketable securities versus $194.7 million a year earlier.

     Cash needs of the parent company consist primarily of the payment of dividends to shareholders, the payment of interest and principal on short-term and long-term debt, and the payment of operating expenses.

Also, from time-to-time the parent company may repurchase shares, infuse capital into the Bank, or be required to advance funds pursuant to any of several loan participation agreements previously entered into with the Bank.

     The parent company’s primary source of cash to meet these needs is dividends from the Bank. The Bank’s ability to pay these dividends is dependent on its ability to generate earnings and to meet regulatory restrictions (see Note 14 of the Notes to Consolidated Financial Statements). At December 31, 2004, the Bank had $101.3 million available to pay in dividends to the parent company without prior regulatory approval while maintaining well-capitalized status. Corus’ capital category is determined solely for the purpose of applying prompt corrective action and that capital category may not constitute an accurate representation of Corus’ overall financial condition or prospects.

     Additional sources of liquidity available to the parent company include dividends from its equity securities portfolio, a revolving $80 million line of credit (see Note 8 of the Notes to Consolidated Financial Statements), cash that could be generated from sales of equity securities, and access to the capital markets.

     Although Corus currently has no debt ratings or ratings outlook from any of the major ratings agencies, it has been able to access the capital markets via “Pooled” Trust Preferred Securities issuances (see Note 7 of the Notes to Consolidated Financial Statements). The majority of the proceeds from these issuances were infused into the Bank in order to increase its legal lending limit, allowing the bank to make larger commercial real estate loans.

     It should be noted that all of the parent company’s debt is variable-rate and, as such, management cannot say with certainty what interest payments on this debt will be in the future.

Subsidiary Bank

At December 31, 2004, the Bank’s liquid assets totaled $2.0 billion, or 41%, of its total assets compared to $1.0 billion, or 29%, of total assets at December 31, 2003.

     The Bank’s principal use of cash is the drawdowns of unfunded loan commitments associated with the commercial real estate loan portfolio. At December 31, 2004, Corus had unfunded loan commitments of $2.7 billion. While there is no certainty as to the timing of drawdowns of these commitments, management anticipates the majority of those loans commitments will fund over the next 36 months. The liquidity to fund those commitments will come from normal paydowns on the existing loan portfolio, existing liquid assets, net retail deposit growth (to the extent such occurs), Bank earnings not paid to the parent company as a dividend, and then, if necessary, from issuance of additional brokered certificates of deposit (“BRCD”). In addition, the Bank must retain sufficient funds to satisfy depositors’ withdrawal needs as well as cover operating expenses.

     With regard to maintaining liquidity against deposits, the Bank allocates liquidity against retail deposits (all of the Bank’s deposits except for BRCD) separately from liquidity against BRCD. In the past year, the Bank has experienced tremendous growth in its retail deposit base. While the Bank experienced growth in money market and NOW accounts, the largest growth came in the certificate of deposit (“CD”) category, primarily with maturities of one year and less. Due to their short-term nature, these CDs present greater liquidity risk than longer term CDs. With that said, the growth in these short-term CDs has been very recent and, as such, the Bank has very little retention information. Rather than attempting to assign different liquidity levels by product type, maturity, etc., the Bank has instead chosen to allocate substantial liquidity against retail deposits in total.

     For BRCDs, the Bank’s plan is to stagger their maturities over seven years in order to avoid the liquidity risk of an overly significant portion of BRCD maturing during any given year. To further mitigate liquidity risk, Corus’

liquidity policy requires that the Bank hold more liquid assets as the level of BRCD increases. As of December 31, 2004, BRCD totaled $507.9 million. The Bank has established a BRCD limit such that this funding source will not exceed 41% of total deposits (i.e., retail deposits and BRCD). Based on deposit levels at December 31, 2004, this implies a maximum amount of BRCD of $2.5 billion. It should be noted, however, that should the Bank fail to maintain its well-capitalized status, its ability to access credit through BRCD would be limited.

     The Company is not aware of any known trends, commitments, events, regulatory recommendations or uncertainties that would have any adverse effect on the Company’s capital resources, operations or liquidity.

M A R K E T   R I S K   M A N A G E M E N T

Corus’ operations are subject to risk resulting from interest rate fluctuations to the extent that there is a difference between the amount of interest-earning assets and the amount of interest-bearing liabilities that are prepaid/withdrawn, mature, or reprice in specified periods. The principal objective of Corus’ asset/liability management activities is to provide maximum levels of net interest income while maintaining acceptable levels of interest rate and liquidity risk. Corus uses an interest rate sensitivity model as the primary quantitative tool in measuring the amount of interest rate risk that is present at the end of each quarter. The model simulates earnings under a variety of interest rate scenarios to quantify the effect of potential movements in interest rates on projected net interest income. These simulations incorporate management’s assumptions regarding the future composition of the balance sheet, which may include loan and deposit growth. Also factored into the modeling is the use of derivative financial instruments, which may include basis swaps, interest rate swaps, floors, and options.

     Due to the recent rise in short-term interest rates, the majority of the Bank’s commercial real estate loan floors have moved “out-of-the-money” and Corus has returned to a net asset-sensitive position under all scenarios shown below. This asset-sensitivity stems from the fact that the vast majority of the Bank’s assets reprice based on short-term rates, while a meaningful portion of liabilities are either permanently fixed (noninterest-bearing deposits are fixed at zero percent) or do not reprice in lock-step with changes in short-term rates (administered-rate deposits). Additionally, shareholders’ equity is effectively fixed, for accounting purposes, at zero percent. As such, we expect that an increase in short-term rates will result in an increase of the Bank’s net interest margin and, conversely, a decrease in short-term rates will result in a decrease in the Bank’s net interest margin.

Interest rate sensitivity was as follows:

Rate Shock Amount(1)	–100 bp	–50 bp	0 bp	+50 bp	+100 bp	+200 bp	+300 bp

Percent change in the next twelve months’ net interest income vs. constant rates:
December 31, 2004	(0.7)%	(1.7)%	—	2.7%	5.6%	11.9%	18.4%
December 31, 2003	NM(2)	1.3%	—	(2.8)%	(4.3)%	(1.5)%	2.7%

(1)	These “shocks” represent hypothetical instantaneous and sustained changes from current rates.

(2)	Not meaningful due to the low level of interest rates at December 31, 2003.

The change in the Bank’s interest rate risk profile from December 31, 2003, is largely a function of two factors. First, the rise in interest rates since year-end has reduced the projected impact of interest rate floors embedded in commercial real estate loan agreements — previously the primary cause of the Bank’s liability-sensitivity. Second, the Bank’s deposit base has grown primarily from an increase in certificates of deposit with terms of six and twelve months. The model assumes that these deposits are generally invested in variable-rate assets.

     Corus is also exposed to price risk with its common stock portfolio in financial industry companies valued at $219.1 million, including net unrealized gains of $90.5 million. This price risk would impact the net income of Corus, in the form of securities losses, should unrealized losses on individual securities be determined to be “other than temporary.” This price risk would also affect any gains or losses that may be realized on the sale of certain equity securities in the future.

C O M M E R C I A L  R E A L  E S T A T E  R I S K  A N A L Y S I S

The following disclosure is not computed in accordance with GAAP and is considered a non-GAAP disclosure. Management believes that this presentation, while not in accordance with GAAP, provides useful insight into how management analyzes and quantifies risk and determines the appropriate level of capital.

     Management has made a concerted effort to distill the numerous objective, as well as subjective, risks inherent in the commercial real estate (“CRE”) loans the Bank originates into a rigorous system to analyze and quantify risk. At its core, this system takes the form of management and loan officers estimating a loan’s Probability of Default (“POD”) and its Loss Given Default (“LGD”) if a serious recession should occur. The POD is our estimate of how likely it is, given a serious recession, a loan would go into default while the LGD is our estimate, given such a default, of what percentage of the loan would have to be charged off. This point bears repeating — the POD and LGD estimates are not based on today’s market conditions; they are instead arrived at by “stressing” all major assumptions regarding the cash flow and/or values of the underlying real estate down to levels that could manifest themselves during a serious recession. Management believes that assessing the impact that a severe recession would have on the portfolio is the best method to truly stress the portfolio.

     As a proxy for the potential cash flow and/or values of the underlying real estate, management uses, among other things, the severe declines in CRE property values experienced in California and New England during the late 1980’s and early 1990’s. The analysis assumes, based on information collected from various regulatory and industry sources, that office and hotel projects will be worth only 50% to 60% of their cost (not appraised value) and typically assumes that rental and for-sale housing will be worth 60% to 80% of cost. Keep in mind that while these are the typical discounts, each loan is analyzed individually and may have discounts larger or smaller than mentioned above. Additionally, while this system of analysis is based on a serious recession, it is certainly possible that the Company could experience meaningful nonperforming loans (“NPL”) and charge-offs even in the absence of such a recession. While Corus has attempted to be conservative in its assessment of potential defaults and losses, it is conceivable that actual defaults and/or losses may be greater, perhaps materially, than estimated. Note that this analysis is not predicated upon when or how often serious recessions may occur, but rather upon the anticipation of such events.

     Following is a table that summarizes the total size of our CRE loan portfolio, the weighted average POD and LGD percentages, and the resulting implied CRE loans that could default and losses that could occur. The increases in POD and LGD are largely a function of the increasing levels of mezzanine loans as a percentage of total loans.

DECEMBER 31	2004	2003
(dollars in millions)
C R E L O A N S & U N F U N D E D C O M M I T M E N T S
CRE loans outstanding	$2,633	$2,266
Unfunded commitments	2,676	1,554

CRE Loans Plus Unfunded Commitments	$5,309	$3,820

P O T E N T I A L D E F A U L T S & L O S S E S
CRE loans plus unfunded commitments	$5,309	$3,820
Weighted average Probability of Default (POD)(1)	15.4%	14.4%

Potential CRE Loans That Could Default	818	550

Weighted average Loss Given Default (LGD)(1)	17.5%	16.4%

Potential Losses That Could Occur	$143	$90

N O N P E R F O R M I N G & N O N A C C R U A L L O A N S
Potential CRE loans that could default	$818	$550
Potential losses that could occur	(143)	(90)

Potential Remaining CRE NPL Balances(2)	$675	$460

(1)	The POD and LGD estimates are not based on today’s market conditions; they are instead arrived at by “stressing” all major assumptions regarding the cash flow and/or values of the underlying real estate down to levels that could manifest themselves during a serious recession.

(2)	Not necessarily all nonperforming loans would be nonaccrual; however, in order to be conservative we will assume 100% of the above nonperforming loans are nonaccrual.

This internal loan rating system involves “stressing” all major assumptions regarding the cash flow and/or values of the underlying real estate down to levels that could manifest themselves during a serious recession. Under such a scenario, this system projects that the Bank could have $818 million of defaulted commercial real estate loans and $143 million of these loans would be charged off. This would clearly be a huge increase from Corns’ historical experience.

     With the preceding being said, it is essential to understand that the Bank underwrites loans with the potential for such a recession in mind. In fact, management assumes a serious recession will occur every ten years or so. Based on such a frequency, the projected $143 million of charge-offs would represent an annualized loss “expense” of $14.3 million, or 0.27% of Corus’ total loan commitments of $5.3 billion. This “economic” loss expense is factored in when analyzing the potential profitability of each loan the Bank underwrites. It is only after that economic loss expense has been subtracted that management begins to assess whether the loan presents an acceptable potential profit versus the perceived risks. While the Bank has yet to experience a large amount of nonperforming loans or charge-offs, our planning anticipates that it will occur and we have already factored this “cost” into the profitability of our loans.

     Please note that while this internal loan rating system generates very precise numbers, and management has worked hard to arrive at inputs we believe reasonable, this precision is more a function of the mathematical nature of the model than a belief on our part that future results can be predicted with any such certainty. This model, like all models, requires numerous assumptions and, in this case, assumptions about how vulnerable each and every individual loan will be to a serious recession at some unknown point in the future. Further, the pristine credit quality of Corus’ commercial real estate portfolio over the past ten-plus years has deprived us of any meaningful “data points” with which management might have been able to refine the estimates. While the results reflect our best estimates, the actual level of nonperforming loans and charge-offs that may ultimately come to pass could be materially different from these projections.

F O R W A R D — L O O K I N G  S T A T E M E N T S

This disclosure contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by, among other things, the use of forward-looking terms such as “may,” “intends,” “expects,” “anticipates,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” or “attempts” or the negative of such terms or other variations on such terms or comparable terminology. By their nature, these statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that might cause Corus’ actual results to differ materially include, but are not limited to, the following:

•	the general state of the economy and, together with all aspects of our business that are affected by changes in the economy, the impact that changes in rates have on Corus’ net interest margin;

•	Corus’ ability to continue its strong loan originations and, in turn, its ability to increase the commercial real estate loan portfolio;

•	the timing of drawdowns on unfunded loan commitments and paydowns of existing loans;

•	Corus’ ability to access and maintain cost-effective funding to support marginal loan growth;

•	Corus’ ability to limit losses associated with nonperforming loans;

•	changes in management’s estimate of the adequacy of the allowance for loan losses;

•	the impact of competitors’ pricing initiatives on loan and deposit products;

•	the extent of defaults and losses given default, and the resulting lost interest income from such defaults; and

•	changes in the laws, regulations and policies governing financial services companies.

Corus undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this report.

S U P P L E M E N T A L   F I N A N C I A L   D A T A:   I O - Y E A R   H I S T O R Y

YEARS ENDED DECEMBER 31	2004	2003	2002	2001
(dollars in thousands, except per-share data)

C O N D E N S E D I N C O M E S T A T E M E N T S
Net interest income	$151,464	$123,427	$98,287	$107,709
Provision for loan losses	—	—	—	—
Noninterest income	51,415	16,920	23,079	25,716
Noninterest expense	56,273	52,533	47,472	51,100

Income Before Income Taxes	146,606	87,814	73,894	82,325
Income tax expense	48,667	29,404	24,580	28,142

Net Income	$97,939	$58,410	$49,314	$54,183

S E L E C T E D P E R - S H A R E D A T A(1)
Diluted earnings	$3.40	$2.04	$1.72	$1.89
Cash dividends declared on common stock	1.250	0.830	0.318	0.308
Book value at year-end	21.57	19.48	17.07	15.92
Market price at year-end	48.01	31.02	21.83	22.70

A V E R A G E S
Assets	$4,050,352	$2,984,021	$2,639,429	$2,672,971
Loans, net of unearned discount	2,461,790	2,000,505	1,608,541	1,615,665
Earning assets	3,953,325	2,890,897	2,546,840	2,577,433
Deposits	3,185,552	2,356,074	2,081,956	2,160,333
Shareholders’ equity	563,446	504,576	467,369	424,427

A T Y E A R - E N D
Assets	$5,017,787	$3,643,830	$2,617,050	$2,659,322
Loans, net of unearned discount	2,793,828	2,433,771	1,741,969	1,475,245
Earning assets	4,946,297	3,560,421	2,539,400	2,507,403
Deposits	4,100,152	2,846,402	2,059,773	2,121,456
Shareholders’ equity	599,591	546,180	482,041	450,886

(C H A R G E - O F F S)/R E C O V E R I E S - C O M M E R C I A L R E A L E S T A T E L O A N S(2)
Charge-offs	$—	$—	$—	$—
Recoveries	—	—	17	10

Net (Charge-offs )/Recoveries	$—	$—	$17	$10

S I G N I F I C A N T R A T I O S
Return on average assets	2.4%	2.0%	1.9%	2.0%
Return on average equity	17.4%	11.6%	10.6%	12.8%
Efficiency ratio(3)	33.5%	37.5%	40.9%	40.1%
Net interest margin	3.9%	4.3%	3.9%	4.3%
Nonperforming loans/Total loans	1.0%	0.6%	0.4%	0.4%
Allowance for loan losses/Nonperforming loans	112.5%	234.1%	562.0%	697.5%
Allowance for loan losses/Total loans	1.2%	1.5%	2.1%	2.7%

C A P I T A L R A T I O S
Tier 1 leverage	15.7%	18.7%	17.3%	15.4%
Tier 1 risk-based capital	15.4%	17.9%	16.8%	19.4%
Total risk-based capital	18.5%	20.5%	18.9%	22.0%

C O M M O N S H A R E D A T A(1)
Weighted average fully diluted shares	28,818	28,703	28,590	28,619
Common shares outstanding at year-end	27,796	28,037	28,238	28,319

(1)	All amounts have been restated to reflect a 100% stock dividend on 12/15/03.

(2)	This section contains charge-off/recovery history for commercial real estate loans only and is not representative of the total charge-off/recovery history for all loan types.

(3)	Total noninterest expense less goodwill amortization divided by the sum of fully taxable equivalent net interest income and noninterest income excluding securities gains and losses and one-time gains on the sale of businesses.

2000	1999	1998	1997	1996	1995

$121,051	$106,131	$98,220	$101,271	$111,339	$98,517
—	—	10,000	16,000	16,000	5,779
47,260	18,948	25,666	26,913	23,067	14,111
54,654	63,096	51,889	51,677	50,496	51,650

113,657	61,983	61,997	60,507	67,910	55,199
38,903	21,257	21,369	21,136	24,005	19,429

$74,754	$40,726	$40,628	$39,371	$43,905	$35,770

$2.62	$1.41	$1.38	$1.32	$1.47	$1.18
0.298	0.288	0.278	0.265	0.238	0.182
14.23	11.41	10.93	9.93	7.95	6.48
24.74	12.00	16.13	19.78	16.13	12.75

$2,518,960	$2,530,782	$2,417,647	$2,237,419	$2,174,088	$1,957,979
1,807,453	1,640,101	1,525,349	1,570,521	1,601,269	1,315,105
2,398,989	2,419,667	2,311,562	2,127,140	2,063,608	1,846,185
2,081,986	2,115,575	2,031,198	1,888,966	1,890,688	1,762,275
346,880	326,776	295,854	263,612	215,158	165,425

$2,598,467	$2,378,544	$2,577,460	$2,251,927	$2,218,528	$2,125,092
1,551,880	1,727,357	1,551,587	1,545,975	1,623,145	1,558,782
2,458,499	2,265,687	2,470,865	2,135,616	2,111,928	1,965,923
2,107,630	1,964,420	2,154,676	1,863,066	1,900,679	1,898,540
402,353	327,825	318,130	291,633	235,590	194,726

$—	$(61)	$(18)	$(350)	$(206)	$(284)
42	123	166	195	1,026	44

$42	$62	$148	$(155)	$820	$(240)

3.0%	1.6%	1.7%	1.8%	2.0%	1.8%
21.6%	12.5%	13.7%	14.9%	20.4%	21.6%
38.1%	41.0%	41.5%	38.9%	35.9%	42.9%
5.1%	4.5%	4.3%	4.9%	5.5%	5.4%
0.3%	0.7%	1.1%	1.8%	2.2%	1.2%
769.8%	255.7%	206.4%	112.8%	92.8%	136.4%
2.6%	1.9%	2.3%	2.0%	2.0%	1.6%

14.0%	11.9%	10.3%	10.5%	9.7%	9.2%
16.0%	15.3%	15.0%	15.1%	13.5%	12.6%
18.6%	17.8%	18.1%	16.4%	14.8%	13.9%

28,605	28,928	29,547	29,932	29,988	30,482
28,286	28,739	29,102	29,363	29,640	30,054

D I R E C T O R S and E X E C U T I V E   O F F I C E R S

DIRECTORS

Joseph C. Glickman
Chairman of the Board,
Corus Bankshares, Inc.

Robert J. Glickman
President and Chief Executive Officer,
Corus Bankshares, Inc.

Robert J. Buford*
President and Chief Executive Officer,
Planned Equities, Inc.
Planned Realty Group, Inc.

Kevin R. Callahan
Private Investor

Rodney D. Lubeznik*
President, Restaurant Management Corp.

* Audit Committee Member

Michael J. McClure*
Financial Consultant

Peter C. Roberts
Executive Vice President and
Chief Executive Officer - Americas,
Jones Lang LaSalle

E X E C U T I V E   O F F I C E R S

Robert J. Glickman
President and Chief Executive Officer

Randy P. Curtis
Executive Vice President, Retail Banking

Michael G. Stein
Executive Vice President,
Commercial Lending

Tim H. Taylor
Executive Vice President and
Chief Financial Officer

John M. Barkidjija
Senior Vice President, Commercial Lending

Brian J. Brodeur
Senior Vice President, Commercial Lending

Michael E. Dulberg
Senior Vice President and
Chief Accounting Officer

Michael W. Jump
Senior Vice President, Operations

Terence W. Keenan
Senior Vice President, Commercial Lending

Richard J. Koretz
Senior Vice President, Finance

John R. Markowicz
Senior Vice President, Commercial Lending

Joel C. Solomon
Senior Vice President, Commercial Lending

Janice Bake
First Vice President, Operations

Yolanda M. Deen
First Vice President, Retail Banking

Dwight L. Frankfather
First Vice President, Commercial Lending

Peter R. Freund
First Vice President, Commercial Lending

Mary S. Koehler
First Vice President, Retail Banking

Marilyn Klehm Martin
First Vice President, Operations

Lori B. Neiman
First Vice President, Commercial Lending

Daniel A. Niedermeyer
First Vice President, Consumer Lending/Operations

Mary Kay Phillips
First Vice President, Retail Banking

David R. Ploger
First Vice President, Commercial Lending

Daniel P. Semenak
First Vice President, Finance

Timothy J. Stodder
First Vice President, Commercial Lending

s h a r e h o l d e r i n f o r m a t i o n
Corporate offices
3959 North Lincoln Avenue
Chicago, Illinois 60613
Telephone 773-832-3088
www.corusbank.com

Access to reports
The Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports are made available free of charge through the Company’s website at www.corusbank.com as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission. Copies will be available upon written request to the Chief Financial Officer of the Company. A charge will be made for exhibits requested.	Annual meeting
10:00 a.m., April 21, 2005
DOUBLETREE HOTEL &
EXECUTIVE MEETING CENTER
CHICAGO – NORTH SHORE
9599 Skokie Boulevard
Skokie, Illinois 60077
Telephone 847-679-7000

Transfer Agent
And Registrar
Mellon Investor Services LLC
Overpeck Centre
85 Challenger Road
Ridgefield Park, New Jersey 07660

1-888-213-0965
Toll-free number for shareholders

1-800-231-5469
TDD (Telecommunications Device for the Deaf) number for hearing/speech impaired shareholders

www.melloninvestor.com

Market-Makers For
Corus Bankshares, Inc.
Stock Include:
Citigroup Global Markets, Inc. FTN Midwest Securities Corp. Goldman, Sachs & Co. Howe Barnes Investments, Inc. Knight Securities, L.P.

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